Exhibit 99.1

EXPLANATORY NOTE

Isle of Capri Casinos, Inc. (“Isle” or “registrant”) is recasting certain financial information included in its Annual Report on Form 10-K, which was previously filed with the U.S. Securities and Exchange Commission (“SEC”) on June 21, 2016. The relevant financial information in the Form 10-K is being recast to reflect the results of our Lake Charles, Louisiana and Marquette, Iowa properties as discontinued operations as a result of entering into separate agreements to sell those properties.  In addition, Isle adopted Financial Accounting Standards Board (“FASB”) Update No. 2015-03, “Interest-Imputation of Interest” in the first quarter of fiscal 2017, which requires debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt liability. The adoption of FASB Update No. 2015-03 is reflected in all periods presented of the recast consolidated balance sheets.

The registrant has revised the following portions of the Form 10-K to reflect the presentation of our properties in Lake Charles, Louisiana and Marquette, Iowa as discontinued operations and as assets held for sale and the adoption of FASB Update No. 2015-03:

•                  Item 6. Selected Financial Data

•                  Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A)

•                  Item 7A. Quantitative and Qualitative Disclosures About Market Risk

•                  Item 8. Financial Statements and Supplementary Data

All other information in the Form 10-K remains unchanged. This Current Report on Form 8-K does not modify or update the disclosures contained in the Form 10-K in any way, nor does it reflect any subsequent information or events, other than as required to reflect the results of our Lake Charles, Louisiana and Marquette, Iowa properties as discontinued operations and the adoption of FASB Update No. 2015-03, as described above. Without limitation to the foregoing, this Current Report on Form 8-K does not purport to update the MD&A for any information, uncertainties, risk, events or trends occurring, or known to management. Therefore, this Current Report on Form 8-K should be read in conjunction with the Form 10-K, and the registrant’s filings with the SEC subsequent to the filing of the Form 10-K, including its Quarterly Reports on Form 10-Q for the quarters ended July 24, 2016 and October 23, 2016, as filed with the SEC on September 2, 2016 and December 1, 2016, respectively. References to the exhibits attached hereto to the Form 10-K or parts thereof refer to the Form 10-K, except to the extent portions of such Form 10-K have been recast in Exhibit 99.1 to this Current Report on Form 8-K, in which case they refer to the applicable recast portion in Exhibit 99.1 to this Current Report on Form 8-K. The information contained in Exhibit 99.1 to this Current Report on Form 8-K is not an amendment to, or a restatement of, the Form 10-K.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this Current Report regarding the prospects of our industry or our prospects, plans, financial position or business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plans,” “forecasts,” “continue” or “could” or the negatives of these terms or variations of them or similar terms. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct and are not guarantees of future performance. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed under the heading “Risk Factors” set forth in Part I, Item IA in our Annual Report on Form 10-K for the fiscal year ended April 24, 2016, as updated in Part II, Item IA of our Quarterly Report on Form 10-Q for the fiscal quarter ended October 23, 2016. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this Current Report.

ITEM 6. SELECTED FINANCIAL DATA.

The following table presents our selected consolidated financial data for the five most recent fiscal years. Fiscal years ending April 24, 2016, April 26, 2015 and April 27, 2014 were derived from our audited consolidated financial statements and the notes to those statements. Fiscal years ending April 28, 2013 and April 29, 2012 are recast to reflect our Lake Charles, Louisiana and Marquette, Iowa properties as discontinued operations and are unaudited. Because the data in this table does not provide all of the data contained in our consolidated financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements, including the related notes, contained elsewhere in this document and other data we have filed with the U.S. Securities and Exchange Commission.

	Fiscal Year Ended (1)
	April 24,	April 26,	April 27,	April 28,	April 29,
	2016	2015	2014	2013	2012
				(unaudited)	(unaudited)
	(dollars in millions, except per share data)
Statement of Operations
Revenues:
Casino	$869.7	$866.2	$817.3	$774.7	$750.7
Rooms	20.9	21.8	23.0	23.1	22.7
Food, beverage, pari-mutuel and other	111.6	114.5	110.7	105.0	99.2
Insurance recoveries	—	—	—	—	7.4
Gross revenues	1,002.2	1,002.5	951.0	902.8	880.0
Less promotional allowances	(170.5)	(179.7)	(171.5)	(158.0)	(142.3)
Net revenues	831.7	822.8	779.5	744.8	737.7
Operating expenses:
Casino	124.1	126.9	123.7	116.1	111.8
Gaming taxes	221.2	219.9	206.3	191.8	184.6
Rooms	5.3	5.2	5.2	5.0	4.9
Food, beverage, pari-mutuel and other	43.2	43.3	40.7	38.7	37.1
Marine and facilities	42.9	44.4	44.1	41.6	40.3
Marketing and administrative	183.2	186.7	185.9	176.0	172.5
Corporate and development	29.0	29.1	28.5	33.9	40.3
Valuation charges	—	9.0	127.3	34.1	14.4
Litigation accrual reversals	—	—	(9.3)	—	—
Preopening	0.2	—	3.9	5.8	0.6
Depreciation and amortization	69.5	65.1	66.0	57.7	61.2
Total operating expenses	718.6	729.6	822.3	700.7	667.7
Operating income (loss)	113.1	93.2	(42.8)	44.1	70.0
Interest expense	(68.0)	(84.1)	(81.3)	(89.4)	(87.9)
Interest income	0.3	0.4	0.3	0.5	0.8
Loss on early extinguishment of debt	(3.0)	(13.8)	—	—	—
Derivative income	—	—	0.4	0.7	0.4
Income (loss) from continuing operations before income taxes	42.4	(4.3)	(123.4)	(44.1)	(16.7)
Income tax (provision) benefit	(4.2)	(0.5)	18.0	(3.7)	(14.3)
Income (loss) from continuing operations	38.2	(4.8)	(105.4)	(47.8)	(31.0)
Income (loss) from discontinued operations, net of income taxes	8.0	10.0	(22.3)	0.2	(98.7)
Net income (loss) attributable to common stockholders	$46.2	$5.2	$(127.7)	$(47.6)	$(129.7)

	Fiscal Year Ended (1)
	April 24,	April 26,	April 27,	April 28,	April 29,
	2016	2015	2014	2013	2012
				(unaudited)	(unaudited)
	(dollars in millions, except per share data)
Statement of Operations Data (continued):
Income (loss) per common share attributable to common stockholders
Basic
Income (loss) from continuing operations	$0.94	$(0.12)	$(2.65)	$(1.22)	$(0.80)
Income (loss) from discontinued operations	0.20	0.25	(0.56)	0.01	(2.55)
Net Income (loss)	$1.14	$0.13	$(3.21)	$(1.21)	$(3.35)

Diluted
Income (loss) from continuing operations	$0.92	$(0.12)	$(2.65)	$(1.22)	$(0.80)
Income (loss) from discontinued operations	0.20	0.25	(0.56)	0.01	(2.55)
Net Income (loss)	$1.12	$0.13	$(3.21)	$(1.21)	$(3.35)

Other Data:
Net cash provided by (used in):
Operating activities	$135.9	$125.6	$86.8	$116.0	$118.1
Investing activities	(59.2)	(41.3)	6.1	(123.4)	(60.0)
Financing activities	(81.0)	(87.7)	(91.5)	(18.6)	(38.7)
Capital expenditures	(70.3)	(41.7)	(38.1)	(153.2)	(75.3)

Balance Sheet Data:
Cash and cash equivalents	$62.1	$66.4	$69.8	$68.5	$94.5
Total assets	1,194.2	1,214.3	1,274.2	1,535.1	1,568.9
Long-term debt, including current portion	922.7	992.9	1,066.3	1,156.9	1,154.4
Stockholders’ equity	75.6	23.5	19.4	142.4	183.6

Operating Data (2):
Number of slot machines	10,335	10,450	10,538	10,043	9,269
Number of table games	263	266	271	237	220
Number of hotel rooms	1,697	1,702	1,736	1,736	1,736
Number of parking spaces	17,737	17,954	17,880	17,104	16,061

(1)         Our fiscal year ended April 29, 2012 includes 53 weeks while other fiscal years presented include 52 weeks. As a result of their announced sales, the results of our properties in Lake Charles, Louisiana and Marquette, Iowa are presented as discontinued for all periods presented. The results of our previously owned Natchez, Mississippi, Davenport, Iowa and Biloxi, Mississippi casinos are also presented as discontinued operations. We opened new casino operations in Nemacolin, Pennsylvania in July 2013 and Cape Girardeau, Missouri in October 2012.

(2)         Operating data excludes data for properties presented as discontinued operations for all periods presented.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion together with the financial statements, including the related notes and the other financial information, contained in this Current Report on Form 8-K.

Executive Overview

We are a developer, owner and operator of branded gaming facilities and related dining, lodging and entertainment facilities in regional markets in the United States. We have sought and established geographic diversity to limit the risks caused by weather, regional economic difficulties, gaming tax rates and regulations of local gaming authorities. We currently operate casinos in Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri and Pennsylvania.

Operating Results - Our operating results for the periods presented have been affected, both positively and negatively, by current economic conditions and several other factors discussed in detail below. Our net revenues have increased by 1.1% and 5.6% for fiscal years 2016 over 2015, and 2015 over 2014, respectively, reflecting improved economic conditions and changes in our operations. Our historical operating results may not be indicative of our future results of operations because of these factors and the changing competitive landscape in each of our markets, as well as by factors discussed elsewhere herein. This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with and giving consideration to the following:

Items Impacting Income (Loss) from Continuing Operations—Significant items impacting our income (loss) from continuing operations during the fiscal years ended April 24, 2016, April 26, 2015 and April 27, 2014 are as follows:

Pending Merger—On September 19, 2016, we entered into a definitive merger agreement whereby Eldorado Resorts, Inc. (“Eldorado,” or “ERI”) will acquire all of the outstanding shares of Isle of Capri Casinos, Inc. (“Isle”) for $23.00 in cash or 1.638 shares of Eldorado common stock, at the election of each Isle shareholder, reflecting total consideration of approximately $1.7 billion. Upon completion of the transaction, Eldorado and Isle shareholders will hold approximately 62% and 38%, respectively, of the combined company’s outstanding shares. As a result of the merger, Isle will cease to be a publicly traded company.

The transaction has been unanimously approved by the Boards of Directors of both Eldorado and Isle. The transaction is subject to approval of the stockholders of Eldorado and Isle, the approval of applicable gaming authorities and other customary closing conditions, and is expected to be consummated in the second calendar quarter of 2017.

Long-term Debt Transactions—During April 2015, proceeds from an additional $150 million issuance of our 5.875% Senior Notes and borrowing under our Credit Facility were used to purchase $237.8 million of our 7.75% Senior Notes pursuant to a tender offer. In May 2015, we redeemed the remaining $62 million of our 7.75% Senior Notes. As a result of these transactions, we incurred a loss on early extinguishment of debt of $3.0 million and $13.8 million in fiscal 2016 and 2015, respectively.

Colorado Referendum Costs—During fiscal 2015, the Company incurred costs of $4.1 million in support of efforts to defeat the proposed November 2014 referendum that would have expanded gaming to racetracks in certain Colorado counties.

Property Tax Settlement—During fiscal 2015, we reduced property tax expense by $1.2 million as a result of the settlement of our property tax appeal at our Waterloo, Iowa property for calendar years 2011 through 2014.

Corporate Restructurings—During fiscal 2015, we eliminated executive positions in the corporate office to maximize efficiency and streamline reporting lines, resulting in severance expense of $2.3 million.

Impairment and Other Valuation Charges—As a result of less than expected operating performance and projected future operating results, it was determined that the value of our long-lived assets were impaired. In fiscal 2015 and fiscal 2014, we recorded impairment charges of $9.0 million and $26.4 million related to our Nemacolin property’s long-lived assets. The fiscal 2014 impairment charge consisted of $12.2 million recorded to write-off our Nemacolin operating licenses and $14.2 million to reduce the carrying value of our fixed assets to their estimated fair value.

As a result of market conditions and our annual impairment tests of goodwill and indefinite lived intangible assets, we recorded goodwill impairment charges of $101.0 million in fiscal 2014. These impairment charges were a result of economic conditions, deteriorating operating performance and the impact of new and forthcoming competition in certain of our markets.

Legal Recoveries—In 2014, we received favorable rulings in two legal matters in which we had previously recorded reserves. As a result, during fiscal 2014, we reversed previously recorded accruals totaling $16.9 million, of which $9.3 million was recorded as a reduction to operating expenses and $7.6 million was recorded as a reduction to interest expense.

Disruptions — We began renovation of one of our hotel towers at our Bettendorf property in February 2015, which was completed in July 2015. This resulted in the loss of approximately 4,800 and 6,800 room nights in fiscal 2016 and fiscal 2015, respectively. In addition, we commenced and completed the renovation of our hotel in Boonville in fiscal 2016 resulting in the loss of approximately 5,500 room nights.

During fiscal 2014, several of our properties’ operating results were impacted by disruptions. Severe winter weather negatively impacted visitation and revenues at several of our casinos in December 2013 through March 2014. Our Black Hawk property’s attendance was negatively impacted by the severe weather and flooding in Colorado during September 2013. Our Boonville property was affected by power outages and was forced to close three times for a total of approximately 40 hours, of which two periods were over the key holidays of Father’s Day weekend and the 4th of July 2013.

New Casinos — We opened our new casino at the Nemacolin Woodlands Resort on July 1, 2013. We incurred preopening expenses of $4.0 million in fiscal 2014, related to the property prior to its opening.

Income Tax (Provision) Benefit — Our income tax (provision) benefit from continuing operations was impacted by changes in the deferred tax liability attributable to the amortization of indefinite-lived intangibles and expenses for state jurisdictions where taxable income is generated. Our income tax (provision) benefit from continuing operations was ($4.2) million for fiscal 2016, ($0.5) million for fiscal 2015 and $18.1 million for fiscal 2014.  Included in our fiscal 2015 provision was the benefit from reversing a Florida state income tax valuation allowance of $2.3 million. Included in our fiscal 2014 benefit was $12.0 million from reversing a valuation allowance as a result of our Davenport property sale as well as the reversal of a previously unrecognized tax benefit of $7.7 million as a result of a favorable ruling in a tax court matter.

Items Impacting Current and Future Operations — During the fiscal years ended April 24, 2016, April 26, 2015, and April 27, 2014, we have commenced construction or completed transactions as follows:

Construction Disruption and Preopening

Bettendorf Land-Based Construction—In May 2015, we began construction of a land-based facility in Bettendorf, Iowa, to replace our current riverboat casino. While the actual construction has not impacted the current casino operations, we experienced periodic disruption in accessibility to the property, which had an impact on operating results in fiscal 2016 and will impact results during the week between when we close the riverboat casino and open the land-based operations on June 24, 2016. We incurred preopening expenses of $0.2 million in fiscal 2016 related to Bettendorf and will incur additional preopening expenses in fiscal 2017.

Discontinued Operations

Fiscal 2017 Announced Sales of Lake Charles and Marquette— On August 22, 2016, we entered into a definitive agreement to sell our casino and hotel property in Lake Charles, Louisiana, for $134.5 million, subject to a customary purchase price adjustment, to an affiliate of Laguna Development Corporation, a Pueblo of Laguna-owned business based in Albuquerque, New Mexico. The transaction is expected to be completed in late fiscal 2017 or early fiscal 2018, subject to Louisiana Gaming Board approval and other customary closing conditions.

On October 23, 2016, we entered into a definitive agreement to sell our casino in Marquette, Iowa, for $40.0 million, subject to a customary working capital adjustment, to an affiliate of Casino Queen, based in Swansea, Illinois. The transaction is expected to be completed in early fiscal 2018, subject to the Iowa Racing and Gaming Commission, the Illinois Gaming Control Board and other customary closing conditions.

In the second quarter of fiscal 2017, Lake Charles and Marquette met the requirements for presentation as assets held for sale and discontinued operations under generally accepted accounting principles. These financial statements have been recast for the reclassification of the operations of Lake Charles and Marquette as discontinued operations and as assets held for sale for all periods presented.

Closure of Natchez Casino— On October 19, 2015, we closed our casino property in Natchez, Mississippi and completed the previously announced sale of the hotel and certain related non-gaming assets to Casino Holding Investment Partners, LLC for net cash proceeds of $11.4 million. As a result, we recorded a net gain of $2.0 million in discontinued operations in fiscal 2016. The net gain consisted of a gain on the sale of the hotel and related non-gaming assets of $6.4 million, offset by a non-cash pretax charge of $4.4 million related to the write-off of the Natchez gaming vessel and certain other assets. As such, the operations of our Natchez property have been classified as discontinued for all periods presented.

Sale of Davenport Casino— On December 4, 2013, we entered into a definitive asset purchase agreement to sell substantially all of the assets and for the assumption of certain liabilities related to our casino located in Davenport, Iowa. We completed the sale on February 3, 2014 for net cash proceeds of $48.7 million. As such, the operations of our Davenport property have been classified as discontinued for all periods presented.

Results of Operations

Our results of continuing operations for the fiscal years ended April 24, 2016, April 26, 2015 and April 27, 2014 reflect the consolidated operations of all of our subsidiaries. Our Lake Charles, Marquette, Natchez and Davenport entities are presented as discontinued operations.

ISLE OF CAPRI CASINOS, INC.

	Net Revenues Fiscal Year Ended			Operating Income (Loss) Fiscal Year Ended
	April 24,	April 26,	April 27,	April 24,	April 26,	April 27,
(in thousands)	2016	2015	2014	2016	2015	2014
Colorado
Black Hawk	$129,565	$127,722	$121,313	$27,825	$20,614	$20,067
Florida
Pompano	176,334	175,588	164,777	30,353	31,122	25,116
Iowa
Bettendorf	71,764	72,981	73,695	7,337	13,271	12,127
Waterloo	88,741	87,762	85,361	22,977	23,901	21,074
Iowa Total	160,505	160,743	159,056	30,314	37,172	33,201
Mississippi
Lula	51,012	53,042	50,488	6,732	6,630	2,714
Vicksburg	31,206	29,876	29,947	4,470	2,719	1,718
Mississippi Total	82,218	82,918	80,435	11,202	9,349	4,432
Missouri
Boonville	78,287	76,934	74,531	24,591	23,778	22,583
Cape Girardeau	61,153	59,628	54,833	3,323	215	(2,359)
Caruthersville	34,277	31,369	29,879	6,922	4,346	2,232
Kansas City	73,001	73,070	70,385	14,151	13,664	13,022
Missouri Total	246,718	241,001	229,628	48,987	42,003	35,478
Pennsylvania
Nemacolin (1)	36,319	34,755	23,575	(4,880)	(7,079)	(13,640)

Valuation charges (2)	—	—	—	—	(9,000)	(127,353)
Corporate and other	77	111	712	(30,735)	(30,972)	(20,125)
From continuing operations	$831,736	$822,838	$779,496	$113,066	$93,209	$(42,824)

Note: This table excludes our Lake Charles, Marquette, Natchez and Davenport operations which have been classified as discontinued operations.

(1)                                 Reflects results since opening on July 1, 2013.

(2)                                 We recorded long-lived asset impairment charges of $9.0 million during fiscal 2015 and goodwill impairment charges of $101.0 million and long-lived asset impairment charges of $26.4 million during fiscal 2014 related to our continuing operations.

Fiscal 2016 Compared to Fiscal 2015

Revenues and operating expenses for the fiscal years 2016 and 2015 are as follows:

	Fiscal Year Ended
	April 24,	April 26,		Percentage
(in thousands)	2016	2015	Variance	Variance
Revenues:
Casino	$869,727	$866,177	$3,550	0.4%
Rooms	20,881	21,761	(880)	-4.0%
Food, beverage, pari-mutuel and other	111,636	114,556	(2,920)	-2.5%
Gross revenues	1,002,244	1,002,494	(250)	0.0%
Less promotional allowances	(170,508)	(179,656)	9,148	-5.1%
Net revenues	831,736	822,838	8,898	1.1%

Operating expenses:
Casino	124,125	126,902	(2,777)	-2.2%
Gaming taxes	221,188	219,941	1,247	0.6%
Rooms	5,349	5,231	118	2.3%
Food, beverage, pari-mutuel and other	43,179	43,292	(113)	-0.3%
Marine and facilities	42,886	44,345	(1,459)	-3.3%
Marketing and administrative	183,262	186,689	(3,427)	-1.8%
Corporate and development	29,067	29,088	(21)	-0.1%
Valuation charges	—	9,000	(9,000)	N/M
Preopening	153	—	153	N/M
Depreciation and amortization	69,461	65,141	4,320	6.6%
Total operating expenses	$718,670	$729,629	(10,959)	-1.5%

Casino—Casino revenues increased $3.6 million, or 0.4%, in fiscal 2016 compared to fiscal 2015, primarily a result of increased casino revenues at our Missouri properties of $6.3 million, of 2.5%, partially offset by a strategic reduction in promotional allowances which commenced in mid-fiscal 2016.

The majority of our casino revenues are derived from slot machines (representing approximately 90.0% of our casino revenues in each fiscal 2016 and 2015) and, to a lesser extent, table games, which is highly dependent upon the volume and spending limits of customers at our properties.

Key performance indicators related to casino revenue are slot handle and table game drop (volume indicators) and “win” or “hold” percentage. Slot handle is the gross amount wagered for the period cited. The win or hold percentage is the net amount of gaming wins and losses, with liabilities recognized for accruals related to the anticipated payout of progressive jackpots. Our slot hold percentages have been relatively consistent over the past several years. The introduction of newer slot machines and changes in the denominational mix of our slot product may result in an increase in our slot hold percentage over time. We may also adjust our slot hold percentages to remain competitive within our markets.

Table game win is the amount of drop that is retained and recorded as casino gaming revenue, with liabilities recognized for funds deposited by customers before gaming play occurs, for unredeemed gaming chips, and for accruals related to the anticipated payout of progressive jackpots. As we are focused on regional gaming markets, our table hold percentages are fairly stable as the majority of these markets do not regularly experience high-end play which can lead to volatility in win percentages. Therefore, changes in table game win percentages do not typically have a material impact to our earnings.

Our typical property slot hold percentage is in the range of 6% to 10% of slot handle, and our typical table game win percentage is in the range of 15% to 25% of table game drop.

Casino operating expenses decreased $2.8 million, or 2.2%, for fiscal 2016 compared to fiscal 2015. Our decreased casino operating expenses are reflective of our overall decrease in casino revenues and our continued efforts to manage our overall costs.

Gaming Taxes—State and local gaming taxes increased $1.2 million, or 0.6%, for fiscal 2016 compared to fiscal 2015 commensurate with a 0.4% increase in casino revenues with consideration to various state gaming tax rates across our casino properties.

Rooms—Rooms revenue decreased $0.9 million, or 4.0%, in fiscal 2016 compared to fiscal 2015, primarily a result of construction disruption at our Bettendorf and Boonville properties during hotel renovations completed in fiscal 2016.

Rooms expense increased $0.1 million, or 2.3%, in fiscal 2016 compared to fiscal 2015, primarily at our Black Hawk property due to the competitive labor market.

Food, Beverage, Pari-Mutuel and Other—Food, beverage, pari-mutuel and other revenues decreased $2.9 million, or 2.5%, in fiscal 2016 compared to fiscal 2015, primarily the result of a strategic reduction in food complimentaries in fiscal 2016. Pari-mutuel revenue at our Pompano property increased $0.8 million in fiscal 2016 compared to fiscal 2015.

Food, Beverage, Pari-Mutuel and Other operating expenses decreased $0.1 million, or 0.3%, in fiscal 2016 compared to fiscal 2015, which is reflective of our overall decrease in food, beverage, pari-mutuel and other revenues.

Promotional Allowances —Promotional allowances decreased $9.1 million, or 5.1%, in fiscal 2016 compared to fiscal 2015, reflecting a strategic reduction in our promotional allowances in fiscal 2016.

Marine and Facilities—Marine and facilities expenses decreased $1.5 million, or 3.3%, for fiscal 2016 compared to fiscal 2015, primarily on a reduction in utilities and repairs and maintenance expenses driven by increased capital spending.

Marketing and Administrative—Marketing and administrative expenses decreased $3.4 million, or 1.8%, for fiscal 2016 compared to fiscal 2015. Excluding fiscal 2015 costs incurred to defeat the Colorado referendum of $4.1 million and a credit related to the property tax settlement in Waterloo of $1.2 million, marketing and administrative expenses decreased $0.5 million, reflecting changes in our marketing programs as well as savings from cost reduction initiatives.

Corporate and Development—During fiscal 2016, our corporate and development expenses were $29.1 million compared to $29.1 million for fiscal 2015. Fiscal 2016 includes $0.9 million of expense related to the former CEO’s exit agreement. Fiscal 2015 includes $2.3 million in severance expenses related to the corporate office restructuring. Stock compensation expense was $4.6 million in fiscal 2016 and included a $0.7 million favorable forfeiture adjustment. Stock compensation expense was $3.1 million in fiscal 2015. Excluding the aforementioned items and stock compensation expense, corporate expenses decreased $0.1 million.

Preopening expense—The preopening expense of $0.2 million in fiscal 2016 represents costs incurred in Bettendorf in preparation for our land-based casino operations expected to open on June 24, 2016.

Depreciation and Amortization—Depreciation and amortization expense for fiscal 2016 compared to fiscal 2015 increased $4.3 million, primarily due to accelerated depreciation of approximately $4.0 million on certain assets at our Bettendorf property of which will be disposed pending the opening of our new land-based casino.

Other Income (Expense), Income Taxes and Discontinued Operations

Interest expense, interest income, loss on early extinguishment of debt, income tax provision and loss from discontinued operations, net of income taxes for the fiscal years 2016 and 2015 are as follows:

	Fiscal Year Ended
	April 24,	April 26,		Percentage
(in thousands)	2016	2015	Variance	Variance
Interest expense	$(68,025)	$(84,116)	$16,091	-19.1%
Interest income	308	369	(61)	-16.5%
Loss on early extinguishment of debt	(2,966)	(13,757)	10,791	-78.4%
Income tax provision	(4,178)	(473)	(3,705)	783.3%
Income from discontinued operations, net of income taxes	7,999	9,945	(1,946)	-19.6%

Interest Expense—Interest expense decreased $16.1 million, or 19.1%, in fiscal 2016 compared to fiscal 2015. The decrease is primarily a result of a decrease in our overall debt balance and the benefit of refinancing our 7.75% Senior Notes. We capitalized interest expense of $0.6 million in fiscal 2016, primarily related to our land-based casino construction in Bettendorf, Iowa.

Fiscal 2015 Compared to Fiscal 2014

Revenues and operating expenses for the fiscal years 2015 and 2014 are as follows:

	Fiscal Year Ended
	April 26,	April 27,		Percentage
(in thousands)	2015	2014	Variance	Variance
Revenues:
Casino	$866,177	$817,276	$48,901	6.0%
Rooms	21,761	22,999	(1,238)	-5.4%
Food, beverage, pari-mutuel and other	114,556	110,743	3,813	3.4%
Gross revenues	1,002,494	951,018	51,476	5.4%
Less promotional allowances	(179,656)	(171,522)	(8,134)	4.7%
Net revenues	822,838	779,496	43,342	5.6%

Operating expenses:
Casino	126,902	123,702	3,200	2.6%
Gaming taxes	219,941	206,360	13,581	6.6%
Rooms	5,231	5,216	15	0.3%
Food, beverage, pari-mutuel and other	43,292	40,663	2,629	6.5%
Marine and facilities	44,345	44,145	200	0.5%
Marketing and administrative	186,689	185,892	797	0.4%
Corporate and development	29,088	28,455	633	2.2%
Valuation charges	9,000	127,353	(118,353)	N/M
Litigation accrual reversals	—	(9,330)	9,330	N/M
Preopening	—	3,898	(3,898)	N/M
Depreciation and amortization	65,141	65,966	(825)	-1.3%
Total operating expenses	$729,629	$822,320	(92,691)	-11.3%

Casino—Casino revenues increased $48.9 million, or 6.0%, in fiscal 2015 compared to fiscal 2014. Excluding a year-over-year revenue increase of $14.8 million at our Nemacolin property which opened in July of fiscal 2014, casino revenues increased across most of our operating properties by $34.1 million or

4.2%.  Casino revenues decreased at our Bettendorf property by $1.7 million primarily due to market conditions.

The majority of our casino revenues are derived from slot machines (representing approximately 90.0% of our casino revenues in each fiscal 2015 and 2014) and, to a lesser extent, table games, which is highly dependent upon the volume and spending limits of customers at our properties.

Key performance indicators related to casino revenue are slot handle and table game drop (volume indicators) and “win” or “hold” percentage. Slot handle is the gross amount wagered for the period cited. The win or hold percentage is the net amount of gaming wins and losses, with liabilities recognized for accruals related to the anticipated payout of progressive jackpots. Our slot hold percentages have been relatively consistent over the past several years. The introduction of newer slot machines and changes in the denominational mix of our slot product may result in an increase in our slot hold percentage over time. We may also adjust our slot hold percentages to remain competitive within our markets.

Table game win is the amount of drop that is retained and recorded as casino gaming revenue, with liabilities recognized for funds deposited by customers before gaming play occurs, for unredeemed gaming chips, and for accruals related to the anticipated payout of progressive jackpots. As we are focused on regional gaming markets, our table hold percentages are fairly stable as the majority of these markets do not regularly experience high-end play which can lead to volatility in win percentages. Therefore, changes in table game win percentages do not typically have a material impact to our earnings.

Our typical property slot hold percentage is in the range of 6% to 10% of slot handle, and our typical table game win percentage is in the range of 15% to 25% of table game drop.

Casino operating expenses increased $3.2 million, or 2.6% for fiscal 2015 compared to fiscal 2014. Our increased casino operating expenses are reflective of our overall increase in casino revenues.

Gaming Taxes—State and local gaming taxes increased $13.6 million, or 6.6%, for fiscal 2015 compared to fiscal 2014 commensurate with a 6.0% increase in casino revenues with consideration to various state gaming tax rates across our casino properties.

Rooms—Rooms revenue decreased $1.2 million, or 5.4%, in fiscal 2015 compared to fiscal 2014, primarily a result of construction disruption at our Bettendorf property during hotel renovations begun in fiscal 2015.

Food, Beverage, Pari-Mutuel and Other—Food, beverage, pari-mutuel and other revenues increased $3.8 million, or 3.4%, in fiscal 2015 compared to fiscal 2014. Excluding increased year-over-year food, beverage and other revenues of $1.0 million at our Nemacolin property, our food, beverage, pari-mutuel and other revenues increased $2.8 million, or 2.5%.

Food, Beverage, Pari-Mutuel and Other operating expenses increased $2.6 million, or 6.5%, in fiscal 2015 compared to fiscal 2014. Excluding increased year-over-year, food, beverage and other expenses of $0.2 million at our Nemacolin property, our food, beverage, pari-mutuel and other expenses increased $2.4 million, or 5.9%.

Promotional Allowances —Promotional allowances increased $8.1 million, or 4.7%, in fiscal 2015 compared to fiscal 2014. Excluding increased year-over-year promotional allowances of $4.6 million at our Nemacolin property, promotional allowances increased $3.5 million, or 2.0%.

Marine and Facilities—Marine and facilities expenses increased $0.2 million, or 0.5%, for fiscal 2015 compared to fiscal 2014. Excluding increased year-over-year marine and facilities expenses of $0.1 million at our Nemacolin property, marine and facilities expenses increased $0.1 million.

Marketing and Administrative—Marketing and administrative expenses increased $0.8 million, or 0.4%, for fiscal 2015 compared to fiscal 2014. Excluding increased year-over-year marketing and administrative expenses of $1.8 million at our Nemacolin property, the $4.1 million of costs incurred to defeat the Colorado referendum and the $1.2 million credit related to the property tax settlement in Waterloo, marketing and administrative expenses decreased $3.9 million, or 2.1%, reflecting changes in our marketing programs as well as savings from cost reduction initiatives.

Corporate and Development—During fiscal 2015, our corporate and development expenses were $29.1 million compared to $28.5 million for fiscal 2014. Fiscal 2015 includes $2.3 million in severance expenses. Fiscal 2014 includes a gain of $1.0 million from the sale of our corporate aircraft.

Depreciation and Amortization—Depreciation and amortization expense for fiscal 2015 compared to fiscal 2014 decreased $0.8 million, primarily related certain assets becoming fully depreciated.

Other Income (Expense), Income Taxes and Discontinued Operations

Interest expense, interest income, loss on early extinguishment of debt, derivative income, income tax benefit (provision) and loss from discontinued operations, net of income taxes for the fiscal years 2015 and 2014 are as follows:

	Fiscal Year Ended
	April 26,	April 27,		Percentage
(in thousands)	2015	2014	Variance	Variance
Interest expense	$(84,116)	$(81,342)	$(2,774)	3.4%
Interest income	369	347	22	6.3%
Loss on early extinguishment of debt	(13,757)	—	(13,757)	NM
Derivative income	—	398	(398)	-100.0%
Income tax (provision) benefit	(473)	18,066	(18,539)	NM
Income (loss) from discontinued operations, net of income taxes	9,945	(22,331)	32,276	N/M

Interest Expense—Interest expense increased $2.8 million, or 3.4%, in fiscal 2015 compared to fiscal 2014. Without the reversal of $7.6 million of interest expense related to litigation included in fiscal 2014, interest expense would have decreased by $4.8 million primarily due to lower average outstanding borrowings under our credit facility.

Loss on early extinguishment of debt—In April 2015, we purchased $237.8 million of our 7.75% Senior Notes pursuant to a tender offer and recorded a $13.8 million loss on early extinguishment of debt primarily reflecting the tender fees and the non-cash write-off of related deferred financings costs.

Liquidity and Capital Resources

Cash Flows from Operating Activities—During fiscal 2016, we generated $135.9 million in cash flows from operating activities compared to generating $125.6 million during fiscal 2015. The year—over-year increase in cash flows from operating activities is the result of improved business volumes and working capital changes.

Cash Flows used in Investing Activities—During fiscal 2016 we used $59.2 million for investing activities including capital expenditures of $70.3 million, of which $19.4 million related to construction of our land-based casino in Bettendorf, offset by proceeds received from sales of assets held for sale of $11.4 million. In fiscal 2015, we used $41.3 million for investing activities primarily to fund purchases of property and equipment.

Cash Flows used in Financing Activities—During fiscal 2016, our financing activities utilized $81.0 million primarily to redeem the remaining 7.75% Senior Notes and pay related costs. Significant transactions during fiscal 2016 are summarized as follows:

•                  On May 14, 2015, we redeemed the remaining $62.2 million of our 7.75% Senior Notes at a price of 103.875%, including accrued and unpaid interest.

•                  Net borrowings under our Senior Secured Credit Facility (“Credit Facility”) decreased by $7.5 million.

•                  On May 4, 2015, we paid $9.4 million related to our obligation for certain bonds issued by the City of Bettendorf, Iowa.

•                  We received $0.9 million in proceeds from the exercise of stock options.

During fiscal 2015, our financing activities utilized $87.7 million primarily to reduce our long-term debt balance by $73.4 million. We also incurred $13.0 million in costs to redeem and issue new long-term debt. Significant debt transactions during fiscal 2015 are summarized as follows:

•                  On April 14, 2015, we issued $150 million of additional 5.875% Senior Notes due 2021, at a price of 102.0%, of which the proceeds and borrowings under our Credit Facility were utilized to purchase $237.8 million of our 7.75% Senior Notes pursuant to a tender offer.

•                  Net borrowings under our Credit Facility increased by $10.3 million.

Our Credit Facility consists of a $300 million revolving line of credit and expires on April 19, 2018. Our 5.875% Senior Notes are redeemable, in whole or in part, at our option as of March 15, 2016. Our 8.875% Senior Subordinated Notes are redeemable, in whole or in part, at our option as of June 15, 2016. We are highly leveraged and may be unable to obtain additional debt or equity financing on acceptable terms if our current sources of liquidity are not sufficient or if we fail to stay in compliance with the covenants of our Credit Facility.

Availability of Cash and Additional Capital—At April 24, 2016, we had cash and cash equivalents of $62.1 million and marketable securities of $19.3 million. As of April 24, 2016, we had $67.5 million in outstanding revolving credit borrowings under our senior secured credit facility and our net line of credit availability was approximately $224 million, after consideration of $8.0 million in outstanding letters of credit.

Capital Expenditures and Development Activities — We will be opening our new land-based casino at our property in Bettendorf on June 24, 2016, which commenced construction in May 2015. We spent $19.4 million in fiscal 2016 and estimate the total construction cost to be approximately $60 million. To date, we have spent $21.6 million on this project. During December 2015, we completed renovation of the hotel at our Boonville, Missouri property. We spent $5.0 million in fiscal 2016 to refurbish 140 hotel rooms, meeting and convention space and public areas.  In July 2015, we completed a $7.6 million renovation of the south tower hotel in Bettendorf, of which $4.6 million was spent in fiscal 2016. We plan to continue to fund capital projects with cash generated by our operations and borrowings under our Credit Facility.

Historically, as part of our business development activities, we have entered into agreements which have resulted in the acquisition or development of businesses or assets. These business development efforts and related agreements typically require the expenditure of cash, which may be significant. The amount and timing of our cash expenditures relating to development activities may vary based upon our evaluation of current and future development opportunities, our financial condition and the condition of the financing markets. Our development activities are subject to a variety of factors including but not limited to: obtaining permits, licenses and approvals from appropriate regulatory and other agencies, legislative changes and, in certain circumstances, negotiating acceptable leases.

Historically, we have made significant investments in property and equipment and expect that our operations will continue to demand ongoing investments to keep our properties competitive. The timing, completion and amount of additional capital projects will be subject to improvement of economic and local market conditions, cash flows from our continuing operations and borrowing availability under our Credit Facility.

Typically, we have funded our daily operations through net cash provided by operating activities and our significant capital expenditures through operating cash flow and debt financing. While we believe that cash on hand, cash flow from operations, and available borrowings under our Credit Facility will be sufficient to support our working capital needs, planned capital expenditures and debt service requirements for the foreseeable future, there is no assurance that these sources will in fact provide adequate funding for our planned and necessary expenditures or that the level of our capital investments will be sufficient to allow us to remain competitive in our existing markets. We will continue to evaluate our planned capital expenditures at each of our existing locations in light of the operating performance of the facilities at such locations.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles that require our management to make estimates and assumptions that affect reported amounts and related disclosures. Management identifies critical accounting estimates as:

•                  those that require the use of assumptions about matters that are inherently and highly uncertain at the time the estimates are made;

•                  those estimates where, had we chosen different estimates or assumptions, the resulting differences would have had a material impact on our financial condition, changes in financial condition or results of operations; and

•                  those estimates that, if they were to change from period to period, likely would result in a material impact on our financial condition, changes in financial condition or results of operations.

Based upon management’s discussion of the development and selection of these critical accounting estimates with the Audit Committee of our Board of Directors, we believe the following accounting estimates involve a higher degree of judgment and complexity.

Goodwill and Other Intangible Assets—At April 24, 2016, we had goodwill and other intangible assets of $112.0 million, representing 9.4% of total assets. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, we perform an annual impairment test for goodwill and indefinite-lived intangible assets as of the first day of the fourth fiscal quarter of each year, or on an interim basis if indicators of impairment exist. We first assess the qualitative factors to determine whether the existence of events or circumstances leads to a determination that is more likely than not that the fair value of a reporting unit is less than its carrying amount. The qualitative factors include macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, among others. If, after assessing the totality of events or circumstances, we determine it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the two-step impairment test is not required. However, if we conclude otherwise, we are then required to perform the first step of the two-step quantitative impairment test. Impairment is determined by comparing the estimated fair value of a reporting unit with its respective carrying value.

We must make various assumptions and estimates in performing our impairment testing. The fair value determination includes estimates of future cash flows that are based on reasonable and supportable assumptions which represent our best estimates of the cash flows expected to result from the use of the assets including their eventual disposition and by a market approach based upon valuation multiples for similar companies. Changes in estimates, increases in our cost of capital, reductions in transaction multiples, operating and capital expenditure assumptions or application of alternative assumptions and definitions, could produce significantly different results. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets, assumptions regarding the impact of new competitors, and current operating plans of the various properties where we conduct operations. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, internal operating decisions, or other events affecting various forms of travel and access to our properties.

Based upon our fiscal 2016 and fiscal 2015 annual impairment testing, we recorded no goodwill impairment charges as a result of improved operating cash flows and lower discount rates. We noted that our reporting units with goodwill and/or other long-lived intangibles had fair values which exceeded their carrying values by at least 10%, except for our Vicksburg property, which the fair value of the goodwill exceeded carrying value by approximately 9%. In conjunction with our fiscal 2014 annual impairment testing, we recorded goodwill impairment charges of $101.0 million. These charges consisted of $60.0 million at our Bettendorf property, $36.0 million at our Lula property and $5.0 million at our Vicksburg property. Our fiscal 2014 impairment charges were a result of deteriorating operating performance and the impact of new and forthcoming competition. Three of our reporting units with fiscal 2014 impairment charges still have goodwill totaling $39.5 million. These reporting units could be subject to future impairment charges to the extent their future casino revenues deteriorate, discount rates or transaction multiples change significantly or we do not achieve our cash flow projections.

Property and Equipment—At April 24, 2016, we had property and equipment, net of accumulated depreciation of $810.5 million, representing 67.9% of our total assets. We capitalize the cost of property and equipment. Maintenance and repairs that neither materially add to the value of the property or equipment nor appreciably prolong its life are charged to expense as incurred. We depreciate property and equipment on a straight-line basis over their estimated useful lives. The estimated useful lives are based on the nature of the assets as well as our current operating strategy. Future events such as property expansions, new competition, changes in technology and new regulations could result in a change in the manner in which we are using certain assets requiring a change in the estimated useful lives of such assets.

Impairment of Long-lived Assets—We evaluate long-lived assets for impairment in accordance with the guidance in the Impairment or Disposal of Long Lived Assets subsection of ASC Topic 360, Property, Plant and Equipment (“ASC Topic 360”). For a long-lived asset to be held and used, we review the asset for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. In assessing the recoverability of the carrying value of such property, equipment and other long-lived assets, we make assumptions regarding future cash flows and residual values. If these estimates or the related assumptions are not achieved or change in the future, we may be required to record an impairment loss for these assets. In evaluating impairment of long-lived assets for newly opened operations, estimates of future cash flows and residual values may require some period of actual results to provide the basis for an opinion of future cash flows and residual values used in the determination of an impairment loss for these assets. For assets held for disposal, we recognize the asset at the lower of carrying value or fair market value, less cost of disposal based upon appraisals, discounted cash flows or other methods as appropriate. An impairment loss would be recognized as a non-cash component of operating income.

As a result of operating performance and projected future operating results, it was determined that the value of our long-lived assets at our Nemacolin property were impaired. During fiscal 2015, we recorded an impairment charge related to our Nemacolin property’s long-lived assets of $9.0 million to reduce the carrying value of our fixed assets to their estimated fair value. During fiscal 2014, we recorded an impairment charge related to our Nemacolin property of $26.4 million, consisting of $12.2 million recorded to write-off our gaming licenses and $14.2 million to reduce the carrying value of our fixed assets to their estimated fair value. A change in the way we operate our Nemacolin property could result in future impairment charges.

Fan Club Liability—At April 24, 2016 and April 26, 2015, our accrual was $3.7 million and $4.0 million, respectively, for the estimated cost of providing benefits under our Fan Club. This liability is included in progressive jackpots and slot club awards in our consolidated balance sheets. We accrue a liability for the estimated cost of providing Fan Club benefits as our customer earns Fan Club points. Estimates and assumptions are made regarding the cost of redeeming Fan Club points for benefits, breakage rates and the mix of goods or services our customers may choose. A guest’s point balance under Fan Club will be forfeited if the customer does not earn any points during a period defined by each of our properties, typically up to thirteen months. We use historical redemption data to assist in the determination of our estimated accrual for this liability. Changes in our estimates or changes in customer visitation and redemption patterns could impact the overall accrual and our financial results.

Self-Insurance Liabilities—We are self-funded up to a maximum amount per claim for our employee-related health care benefits program, workers’ compensation and general liabilities. Claims in excess of this maximum are fully insured through a stop-loss insurance policy. We accrue a discounted estimate for workers’ compensation and general liabilities based on claims filed and estimates of claims incurred but not reported. We rely on independent consultants to assist in the determination of estimated accruals. While the ultimate cost of claims incurred depends on future developments, such as increases in health care costs, in our opinion, recorded reserves are adequate to cover future claims payments. Based upon our current accrued insurance liabilities, a 1% change in our discount factor would cause a $0.6 million change in our accrued self-insurance liability.

Income Tax Assets and Liabilities—We account for income taxes in accordance with the guidance in ASC Topic 740, Income Taxes (“ASC Topic 740”). We are subject to income taxes in the United States and in several states in which we operate. We recognize a current tax asset or liability for the estimated taxes refundable or payable based upon application of the enacted tax rates to taxable income in the current year. Additionally, we are required to recognize a deferred tax liability or asset for the estimated future tax effects attributable to temporary differences. Temporary differences occur when differences arise between: (a) the amount of taxable income and pretax financial income for a year and (b) the tax basis of assets or liabilities and their reported amounts in financial statements. Deferred tax assets recognized must be reduced by a valuation allowance for any tax benefits that, in our judgment and based upon available evidence, may not be realizable. At April 24, 2016, we have reduced our deferred tax assets by a valuation allowance of $57.2 million. Continued cumulative book income may result in a reversal of our remaining federal and certain state valuation allowances.

We assess our tax positions using a two-step process. A tax position is recognized if it meets a “more likely than not” threshold, and is measured at the largest amount of benefit that has a greater than 50% likelihood of being realized. Uncertain tax positions must be reviewed at each balance sheet date. Liabilities recorded as a result of this analysis must generally be recorded separately from any current or deferred income tax accounts, and are classified as current or long-term in the balance sheet accounts accrued liabilities-other or other long-term liabilities, respectively, based on the time until expected payment. We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense.

Stock Based Compensation—We apply the guidance of ASC Topic 718, Compensation — Stock Compensation (“ASC Topic 718”) in accounting for stock compensation. Generally, we are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The estimate of the fair value of the stock options was calculated using the Black-Scholes-Merton option-pricing model. This model requires the use of various assumptions, including the historical volatility of our stock price, the risk free interest rate, estimated expected life of the grants, the estimated dividend yield and estimated rate of forfeitures.

During fiscal 2013, we granted restricted stock units (“RSUs”) that contained market performance conditions which determined the amount of shares to vest, if any. The fair value of these RSUs was determined utilizing a lattice pricing model which considers a range of assumptions including volatility and risk-free interest rates. Subsequent RSU awards do not contain market performance conditions.

Stock based compensation expense is included in the expense category corresponding to the employees’ regular compensation in the accompanying consolidated statements of operations.

Contingencies—We are involved in various legal proceedings and have identified certain loss contingencies. We record liabilities related to these contingencies when it is determined that a loss is probable and reasonably estimable in accordance with the guidance of ASC Topic 450, Contingencies (“ASC Topic 450”). These assessments are based on our knowledge and experience as well as the advice of legal counsel regarding current and past events. Any such estimates are also subject to future events, court rulings, negotiations between the parties and other uncertainties. If an actual loss differs from our estimate, or the actual outcome of any of the legal proceedings differs from expectations, future operating results could be impacted.

Contractual Obligations and Commercial Commitments

The following table provides information as of the end of fiscal 2016, about our contractual obligations and commercial commitments. The table presents contractual obligations by due dates and related contractual commitments by expiration dates (in millions).

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual Obligations
Long-Term Debt	$920.2	$0.1	$67.7	$850.2	$2.2
Estimated interest payments on long-term debt (1)	280.1	62.5	123.3	93.3	1.0
Operating Leases	104.8	8.0	14.5	9.3	73.0
Construction Contractual Obligations (2)	36.4	36.4	—	—	—
Long-Term Obligations and Other (3)	44.2	15.1	21.1	7.8	0.2
Total Contractual Cash Obligations	$1,385.7	$122.1	$226.6	$960.6	$76.4

(1)                                 Estimated interest payment on long-term debt are based on principal amounts outstanding at our fiscal year end and forecasted LIBOR rates for our senior secured credit facility.

(2)                               Construction contractual obligations represent the estimated remaining capital expenditures on the construction of our new land-based operations at our casino in Bettendorf, Iowa.

(3)                                 Long-term obligations and other include future purchase commitments.

Recently Issued Accounting Standards

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Update No. 2016-09, “Compensation — Stock Compensation,” which simplifies the accounting for share-based compensation, including the income tax consequences. This Update amends treatment of excess tax benefits and deficiencies as a component of income tax expense rather than equity, the presentation of excess tax benefits as an operating activity on the statement of cash flows and allows an entity to make an accounting policy election to account for forfeitures. The amendments are effective for reporting periods beginning after December 15, 2016, with early adoption permitted.  We are evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

In February 2016, the FASB issued Update No. 2016-02, “Leases.” Under this guidance, lessees will be required to recognize operating and finance leases with lease terms greater than 12 months as liabilities and corresponding right-of-use assets on the balance sheet. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, on a modified retrospective basis and early adoption is permitted. We are evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

In November 2015, the FASB issued Update No. 2015-17, “Balance Sheet Classification of Deferred Taxes.” This update requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The standard is effective for annual periods beginning after December 31, 2016 and for interim periods within those annual periods with early adoption permitted for any interim or annual financial statements not yet issued. The amendment may be applied either prospectively or retrospectively. The Company has elected to early adopt this update to simplify the presentation of deferred taxes on the consolidated financial statements and disclosures for the annual period ending April 24, 2016. The Company is applying this amendment on a prospective basis and prior periods were not retrospectively adjusted.

In August 2015, the FASB issued Update No. 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements,” which further clarifies the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. This update allows for debt issuance costs related to line-of-credit arrangements to be presented as an asset and subsequent amortization of the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit. The standard is effective for financial statements issued for fiscal years beginning after December 31, 2015, for interim periods within those fiscal years and early adoption is permitted. We adopted this standard in the first quarter of fiscal 2017 and elected to present debt issuance costs related to our Credit Facility as an asset with subsequent amortization.

In April 2015, the FASB issued Update No. 2015-03, “Interest-Imputation of Interest.” This update requires debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt liability. The standard is effective for annual periods beginning after December 15, 2015. The standard requires application of the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. We adopted this standard in the first quarter of fiscal 2017 and the effect of adopting this standard has been reflected in all periods presented within these recast financial statements. This reclassification reduced our total assets and total liabilities as previously reported in our consolidated balance sheets as of April 24, 2016 and April 26, 2015 by $10,925 and $13,427, respectively. This reclassification had no effect on our retained earnings or net income previously reported.

In May 2014, the FASB issued Update No. 2014-09, “Revenue from Contracts with Customers,” which converges the FASB’s and the International Accounting Standards Board’s current standards on revenue recognition. The standard provides companies with a single model to use in accounting for revenue arising from contracts with customers and supersedes current revenue guidance. The proposed effective date for the standard was for annual and interim periods beginning after December 15, 2016. In April 2105, FASB proposed a deferral of the effective date for one year. Early adoption is not permitted. The standard permits companies to either apply the adoption to all periods presented, or apply the requirements in the year of adoption through a cumulative adjustment. We are currently evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and prices, including interest rates, foreign currency exchange rates, commodity prices and equity prices. Our primary exposure to market risk is interest rate risk associated with our senior secured credit facility.

The following table provides information at April 24, 2016 about our financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted average interest rates by expected maturity dates.

Interest Rate Sensitivity

Principal (Notional) Amount by Expected Maturity

Fiscal year								Fair Value
(dollars in millions)	2017	2018	2019	2020	2021	Thereafter	Total	4/24/2016
Liabilities
Long-term debt, including current portion
Fixed rate	$0.1	$0.1	$0.1	$0.1	$850.1	$2.2	$852.7	$889.8
Average interest rate	7.11%	7.11%	7.11%	7.11%	6.23%	7.38%

Variable rate	$—	$67.5	$—	$—	$—	$—	$67.5	$66.2
Average interest rate (1)	2.78%	2.95%	—	—	—	—

(1)                                 Represents the annual average LIBOR from the forward yield curve at April 24, 2016 plus the weighted average margin above LIBOR on all consolidated variable rate debt.

As of April 24, 2016, our Credit Facility consisted of a revolving line of credit with variable rate interest based on LIBOR. Based on current debt levels, a one percent change in our interest rate increases annual interest expense by $0.7 million.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following consolidated financial statements are included in this report:

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements

Consolidated Balance Sheets—April 24, 2016 and April 26, 2015

Fiscal Years Ended April 24, 2016, April 26, 2015 and April 27, 2014

Consolidated Statements of Operations
Consolidated Statements of Comprehensive Income (Loss)
Consolidated Statements of Stockholders’ Equity
Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Schedule II—Valuation and Qualifying Accounts—Fiscal Years Ended April 24, 2016, April 26, 2015 and April 27, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Isle of Capri Casinos, Inc.

We have audited Isle of Capri Casinos, Inc.’s internal control over financial reporting as of April 24, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Isle of Capri Casinos, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Isle of Capri Casinos, Inc. maintained, in all material respects, effective internal control over financial reporting as of April 24, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Isle of Capri Casinos, Inc. as of April 24, 2016 and April 26, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the fiscal years ended April 24, 2016, April 26, 2015 and April 27, 2014, and our report dated June 21, 2016, except for the effects of discontinued operations, as discussed in Note 3 and the effects of the adoption of ASU No. 2015-03, discussed in Note 7 and Note 2 as to which the dates are December 21, 2016, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri
June 21, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Isle of Capri Casinos, Inc.

We have audited the accompanying consolidated balance sheets of Isle of Capri Casinos, Inc. (the Company) as of April 24, 2016 and April 26, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the fiscal years ended April 24, 2016, April 26, 2015 and April 27, 2014. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Isle of Capri Casinos, Inc. at April 24, 2016 and April 26, 2015, and the consolidated results of its operations and its cash flows for the years ended April 24, 2016, April 26, 2015 and April 27, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Isle of Capri Casinos, Inc.’s internal control over financial reporting as of April 24, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission “(2013 framework)” and our report dated June 21, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri

June 21, 2016

except for the effects of discontinued operations, as discussed in Note 3 and the effects of the adoption of ASU No. 2015-03, as discussed in Note 7 and Note 2 as to which the dates are

December 21, 2016

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	April 24,	April 26,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$62,126	$66,437
Marketable securities	19,338	19,517
Accounts receivable, net of allowance for doubtful accounts of $1,389 and $1,595, respectively	12,484	10,400
Inventory	5,580	5,689
Deferred income taxes	—	4,626
Prepaid expenses and other assets	11,006	10,658
Assets held for sale	2,361	2,345
Total current assets	112,895	119,672
Property and equipment, net	810,450	806,365
Other assets:
Goodwill	79,776	79,776
Other intangible assets, net	32,237	33,074
Deferred financing costs, net	3,777	5,648
Restricted cash and investments	9,819	9,193
Prepaid deposits and other	4,996	4,523
Deferred income taxes	1,144	—
Long-term assets held for sale	139,130	156,084
Total assets	$1,194,224	$1,214,335
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$80	$170
Accounts payable	27,432	17,043
Accrued liabilities:
Payroll and related	34,743	41,012
Property and other taxes	18,814	19,868
Income tax payable	123	125
Interest	14,678	15,350
Progressive jackpots and slot club awards	13,705	13,852
Other	20,646	17,838
Liabilities held for sale	7,326	8,353
Total current liabilities	137,547	133,611
Long-term debt, less current maturities	911,688	979,285
Deferred income taxes	37,902	37,334
Other accrued liabilities	17,557	18,432
Other long-term liabilities	13,912	22,211
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued: 42,066,148 at April 24, 2016 and April 26, 2015	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	244,472	241,899
Retained earnings (deficit)	(152,868)	(199,072)
	92,025	43,248
Treasury stock, 1,300,955 shares at April 24, 2016 and 1,568,875 shares at April 26, 2015	(16,407)	(19,786)
Total stockholders’ equity	75,618	23,462
Total liabilities and stockholders’ equity	$1,194,224	$1,214,335

See accompanying notes to consolidated financial statements.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Fiscal Year Ended
	April 24,	April 26,	April 27,
	2016	2015	2014
Revenues:
Casino	$869,727	$866,177	$817,276
Rooms	20,881	21,761	22,999
Food, beverage, pari-mutuel and other	111,636	114,556	110,743
Gross revenues	1,002,244	1,002,494	951,018
Less promotional allowances	(170,508)	(179,656)	(171,522)
Net revenues	831,736	822,838	779,496
Operating expenses:
Casino	124,125	126,902	123,702
Gaming taxes	221,188	219,941	206,360
Rooms	5,349	5,231	5,216
Food, beverage, pari-mutuel and other	43,179	43,292	40,663
Marine and facilities	42,886	44,345	44,145
Marketing and administrative	183,262	186,689	185,892
Corporate and development	29,067	29,088	28,455
Valuation charges	—	9,000	127,353
Litigation accrual reversals	—	—	(9,330)
Preopening expense	153	—	3,898
Depreciation and amortization	69,461	65,141	65,966
Total operating expenses	718,670	729,629	822,320
Operating income (loss)	113,066	93,209	(42,824)
Interest expense	(68,025)	(84,116)	(81,342)
Interest income	308	369	347
Loss on early extinguishment of debt	(2,966)	(13,757)	—
Derivative income	—	—	398
Income (loss) from continuing operations before income taxes	42,383	(4,295)	(123,421)
Income tax (provision) benefit	(4,178)	(473)	18,066
Income (loss) from continuing operations	38,205	(4,768)	(105,355)
Income (loss) from discontinued operations, including loss on sale, net of income tax provision of $0, $638 and $799 for the fiscal years ended 2016, 2015 and 2014, respectively	7,999	9,945	(22,331)
Net income (loss) attributable to common stockholders	$46,204	$5,177	$(127,686)

Earnings (loss) per common share attributable to common stockholders - basic:
Income (loss) from continuing operations	$0.94	$(0.12)	$(2.65)
Income (loss) from discontinued operations including gain on sale, net of income taxes	0.20	0.25	(0.56)
Net income (loss) attributable to common stockholders	$1.14	$0.13	$(3.21)

Earnings (loss) per common share attributable to common stockholders - diluted
Income (loss) from continuing operations	$0.92	$(0.12)	$(2.65)
Income (loss) from discontinued operations including gain on sale, net of income taxes	0.20	0.25	(0.56)
Net income (loss) attributable common stockholders	$1.12	$0.13	$(3.21)

Weighted average basic shares	40,690,929	39,955,735	39,731,766
Weighted average diluted shares	41,323,473	39,955,735	39,731,766

See accompanying notes to consolidated financial statements.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Fiscal Year Ended
	April 24,	April 26,	April 27,
	2016	2015	2014
Net income (loss)	$46,204	$5,177	$(127,686)
Other comprehensive income, net of tax:
Deferred hedge adjustment, net of income tax provision of $149 for 2014	—	—	247
Other comprehensive income	—	—	247
Comprehensive income (loss)	$46,204	$5,177	$(127,439)

See accompanying notes to the consolidated financial statements.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

					Accum.
					Other		Total
	Shares of		Additional	Retained	Comprehensive		Stock-
	Common	Common	Paid-in	Earnings	Income	Treasury	holders’
	Stock	Stock	Capital	(Deficit)	(Loss)	Stock	Equity
Balance, April 28, 2013	42,066,148	421	246,214	(74,227)	(247)	(29,751)	142,410
Net loss	—	—	—	(127,686)	—	—	(127,686)
Other comprehensive income, net of tax	—	—	—	—	247	—	247
Issuance of restricted stock, net of forfeitures	—	—	(2,808)	—	—	2,808	—
Stock compensation expense	—	—	4,413	—	—	—	4,413
Balance, April 27, 2014	42,066,148	421	247,819	(201,913)	—	(26,943)	19,384
Net income	—	—	—	5,177	—	—	5,177
Other comprehensive income, net of tax	—	—	—	—	—	—	—
Exercise of stock options	—	—	(47)	—	—	121	74
Issuance of restricted stock, net of forfeitures	—	—	(2,392)	—	—	2,392	—
Issuance of stock under compensation plans	—	—	(6,894)	(2,336)	—	4,644	(4,586)
Stock compensation expense	—	—	3,413	—	—	—	3,413
Balance, April 26, 2015	42,066,148	421	241,899	(199,072)	—	(19,786)	23,462
Net income	—	—	—	46,204	—	—	46,204
Other comprehensive income, net of tax	—	—	—	—	—	—	—
Exercise of stock options	—	—	(821)	—	—	1,690	869
Issuance of restricted stock, net of forfeitures	—	—	(1,689)	—	—	1,689	—
Stock compensation expense	—	—	5,083	—	—	—	5,083
Balance, April 24, 2016	42,066,148	$421	$244,472	$(152,868)	$—	$(16,407)	$75,618

See accompanying notes to consolidated financial statements.

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	April 24,	April 26,	April 27,
	2016	2015	2014
Operating activities:
Net income (loss)	$46,204	$5,177	$(127,686)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	82,451	78,875	82,245
Amortization and write-off of deferred financing costs	4,237	4,700	4,464
Amortization of debt (premium) discount, net	(446)	344	242
Loss on early extinguishment of debt	2,966	13,757	—
Litigation accrual reversals	—	—	(16,953)
Valuation charges	4,424	9,000	162,100
Deferred income taxes	4,050	943	(9,913)
Stock compensation expense	5,083	3,413	4,413
Gain on sale of discontinued operations	(6,424)	—	—
Gain on derivative instruments	—	—	(398)
Loss (gain) on disposal of assets	143	102	(535)

Changes in operating assets and liabilities:
Marketable securites	179	7,772	(1,769)
Accounts receivable	(1,539)	1,444	(1,537)
Income taxes payable/receivable	(2)	198	4,716
Prepaid expenses and other assets	(529)	1,041	4,120
Accounts payable and accrued liabilities	(4,885)	(1,198)	(16,760)
Net cash provided by operating activities	135,912	125,568	86,749

Investing activities:
Purchase of property and equipment	(70,262)	(41,686)	(38,149)
Proceeds from asset sales	11,496	73	49,881
Payments towards gaming license	—	—	(7,500)
Restricted cash and investments	(425)	340	1,879
Net cash (used in) provided by investing activities	(59,191)	(41,273)	6,111

Financing activities:
Proceeds from long-term debt borrowings	—	153,000	—
Net (repayments) borrowings on line of credit	(7,500)	10,300	(90,200)
Principal repayments on long-term debt	(62,399)	(238,061)	(626)
Premiums payments on retirement of long-term debt	(2,409)	(10,465)	—
Payment of deferred financing costs	(209)	(2,536)	(673)
Payment of other long-term obligation	(9,384)	—	—
Proceeds from exercise of stock options	869	74	—
Net cash used in financing activities	(81,032)	(87,688)	(91,499)

Net increase (decrease) in cash and cash equivalents	(4,311)	(3,393)	1,361
Cash and cash equivalents at beginning of year	66,437	69,830	68,469
Cash and cash equivalents at end of year	$62,126	$66,437	$69,830

See accompanying notes to consolidated financial statements.

ISLE OF CAPRI CASINOS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands, except share and per share amounts)

1.                                      Organization

Organization— Isle of Capri Casinos, Inc., a Delaware corporation, was incorporated in February 1990. Except where otherwise noted, the words “we,” “us,” “our” and similar terms, as well as “Company,” refer to Isle of Capri Casinos, Inc. and all of its subsidiaries. We are a developer, owner and operator of branded gaming facilities and related lodging and entertainment facilities in markets throughout the United States. Our wholly owned subsidiaries own or operate fourteen casino gaming facilities in the United States located in Black Hawk, Colorado; Pompano Beach, Florida; Bettendorf, Marquette and Waterloo, Iowa; Lake Charles, Louisiana; Lula and Vicksburg, Mississippi; Boonville, Cape Girardeau, Caruthersville and Kansas City, Missouri; and Nemacolin, Pennsylvania.

Proposed Transaction with Eldorado Resorts, Inc.

On September 19, 2016, the Company entered into a definitive merger agreement whereby Eldorado Resorts, Inc. (“Eldorado” or “ERI”) will acquire all of the outstanding shares of Isle of Capri Casinos, Inc. (“Isle”) for $23.00 in cash or 1.638 shares of Eldorado common stock, at the election of each Isle shareholder, reflecting total consideration of approximately $1.7 billion. Upon completion of the transaction, Eldorado and Isle shareholders will hold approximately 62% and 38%, respectively, of the combined company’s outstanding shares. As a result of the merger, Isle will cease to be a publicly traded company.

The transaction has been unanimously approved by the Boards of Directors of both Eldorado and Isle. The transaction is subject to approval of the stockholders of Eldorado and Isle, the approval of applicable gaming authorities and other customary closing conditions, and is expected to be consummated in the second calendar quarter of 2017.

The terms of the agreement did not impact the Company’s consolidated financial statements as of or for the fiscal years ending April 24, 2016 or April 26, 2015.

2.                                      Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated. We view each property as an operating segment and all operating segments have been aggregated into one reporting segment.

Discontinued operations previously included our Natchez, Mississippi property sold in October 2015 and our Davenport, Iowa property sold in February 2014.  As a result of the announced sales of our Lake Charles, Louisiana and Marquette, Iowa properties, these financial statements have been recast to reclassify the operations of these properties as discontinued operations and as assets held for sale for all periods presented.

Fiscal Year-End—Our fiscal year ends on the last Sunday in April. Periodically, this system necessitates a 53-week year. Fiscal years 2016, 2015 and 2014 were 52-week years, which commenced on April 27, 2015, April 28, 2014 and April 29, 2013, respectively.

Reclassifications—Certain reclassifications of prior year presentations have been made to conform to the fiscal 2016 presentation and our presentation of our Lake Charles, Louisiana and Marquette, Iowa properties as discontinued operations and assets and liabilities held for sale.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents—We consider all highly liquid investments purchased with an original maturity of three months or less as cash equivalents. Cash also includes the minimum operating cash balances required by state regulatory bodies, which totaled $23,071 and $25,099 at April 24, 2016 and April 26, 2015, respectively.

Marketable Securities—Marketable securities consist primarily of trading securities held by our captive insurance subsidiary. The trading securities are primarily debt and equity securities that are purchased with the intention to resell in the near term. The trading securities are carried at fair value with changes in fair value recognized in current period income in the accompanying statements of operations.

Inventories—Inventories are stated at the lower of weighted average cost or market value.

Property and Equipment—Property and equipment are stated at cost or if purchased through a business acquisition, the value determined under purchase accounting. We capitalize the cost of purchased property and equipment and capitalize the cost of improvements to property and equipment that increases the value or extends the useful lives of the assets. Costs of normal repairs and maintenance are charged to expense as incurred.

Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Years
Slot machines, software and computers	3-5
Furniture, fixtures and equipment	5-10
Leasehold improvements	Lesser of life of lease or estimated useful life
Buildings and improvements	7-39.5

Certain property currently leased in Bettendorf, Iowa and at our Nemacolin, Pennsylvania casino is accounted for in accordance with Accounting Standards Codification (“ASC”) Topic 840, Leases (“ASC 840”).

We periodically evaluate the carrying value of long-lived assets to be held and used in accordance with ASC Topic 360, Property, Plant and Equipment (“ASC 360”) which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In assessing the recoverability of the carrying value of such property, equipment and other long-lived assets, we make assumptions regarding future cash flows and residual values. In estimating expected future cash flows, assets are grouped at the lowest level of identifiable cash flows, which is usually the individual property. If the assets are determined to be impaired, a loss is recognized based on the amount by which the carrying amount exceeds the estimated fair market value of the long-lived assets.

Capitalized Interest—The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of our borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended. Capitalized interest was $600, $23 and $185 for fiscal years 2016, 2015 and 2014, respectively.

Restricted Cash and Investments—We classify cash and investments which are either statutorily or contractually restricted as to withdrawal or usage as restricted cash short-term, included in prepaid expenses and other assets, or restricted cash and investments long-term based on the duration of the underlying restriction. Restricted cash primarily includes amounts related to state tax bonds and other gaming-related bonds, and amounts held in escrow related to leases. Restricted investments relate to trading securities pledged as collateral by our captive insurance company.

Goodwill and Other Intangible Assets—Goodwill represents the excess of cost over the net identifiable tangible and intangible assets of acquired businesses and is stated at cost, net of impairments, if any. Other intangible assets include values attributable to acquired gaming licenses, customer lists, and trademarks. ASC Topic 350, Intangibles — Goodwill and Other (“ASC 350”) requires these assets be reviewed for impairment at least annually or on an interim basis if indicators of impairment exist. We perform our annual impairment test as of the first day of the fourth fiscal quarter. We first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than it carrying amount. If, after assessing the totality of events or circumstances, we determine it is more likely than not that the fair value of an indefinite-lived intangible or reporting unit is greater than its carrying amount, then performing further testing is not required. However, if we conclude otherwise, we are required to perform the first step of a two-step quantitative impairment test using; 1) a discounted cash flow analysis based on forecasted future results discounted at the weighted average cost of capital and, 2) by using a market approach based upon public trading and recent transaction valuation multiples for similar companies. Intangible assets with indefinite lives not subject to amortization are reviewed by comparing the fair value of the recoded assets to their carrying amount. We review, at least annually, the continued use of an indefinite useful life. If these intangible assets are determined to have a finite useful life, they are amortized over their estimated remaining useful lives.

Deferred Financing Costs—The costs of issuing long-term debt are capitalized and amortized using the effective interest method over the term of the related debt.

Self-Insurance—We are self-funded up to a maximum amount per claim for employee-related health care benefits, workers’ compensation and general liabilities. Claims in excess of this maximum are fully insured through stop-loss insurance policies. We accrue for workers’ compensation and general liabilities on a discounted basis based on claims filed and estimates of claims incurred but not reported. The estimates have been discounted at 1.0% and 0.9% at April 24, 2016 and April 26, 2015, respectively, or a discount of $645 and $618, respectively. We utilize independent consultants to assist management in its determination of estimated insurance liabilities. While the total cost of claims incurred depends on future developments, in managements’ opinion, recorded reserves are adequate to cover future claims payments. Workers’ compensation and general liability claims expense is included in corporate and development expense in our consolidated statements of operations. Employee related health care benefits expenses are included in the consolidated statement of operations lines that include the respective employee compensation costs. Reserves for workers’ compensation and employee related health care are included in accrued liabilities — payroll and related in the consolidated balance sheets. Reserves for general liability claims are included in accrued liabilities — other in the consolidated balance sheets. Total self-insurance reserves are as follows:

	Fiscal Year Ended
	April 24,	April 26,
	2016	2015
Beginning balance	$26,253	$27,785

Additions:
Charged to expenses	31,031	27,841
Employee contributions	9,353	8,550

Payments	(40,830)	(38,101)
Change in discount	(27)	178

Ending Balance	$25,780	$26,253

Revenue Recognition—In accordance with gaming industry practice, we recognize casino revenues as the net win from gaming activities. Casino revenues are net of accruals for anticipated payouts of progressive slot and table game jackpots. Revenues from rooms, food, beverage, entertainment and the gift shops are recognized at the time the related service or sale is performed or realized.

Promotional Allowances—The actual retail value of rooms, food and beverage and other services furnished to guests without charge or at a discount is included in gross revenues and then deducted as promotional allowances to arrive at net revenues included in the accompanying consolidated statements of operations at the time such good or services are provided to our guests. The cost of providing such complimentary services from continuing operations are included in casino expense in the accompanying statement of operations.

	Fiscal Year Ended
	April 24,	April 26,	April 27,
	2016	2015	2014

Rooms	$5,752	$5,856	$5,604
Food and beverage	51,949	54,039	50,798
Other	110	169	173
Total cost of complimentary services	$57,811	$60,064	$56,575

Fan Club—Our guests are eligible to participate in our Fan Club, our customer loyalty program, which offers certain sales incentives accounted for under ASC 605-50 “Revenue Recognition Customer Payments and Incentives.” We accrue a liability for the estimated cost of providing Fan Club benefits as our guest earns Fan Club points. Such sales incentives are recorded as a reduction of revenues in our promotional allowances in our statements of operations. The points earned under Fan Club may be redeemed for free slot play, cash, or other goods or services depending upon the property.

At April 24, 2016 and April 26, 2015, our accrual was $3,691 and $3,958, respectively, from continuing operations for estimated cost of providing benefits under our Fan Club and included in progressive jackpots and slot club awards in our consolidated balance sheets.

	Fiscal Year Ended
	April 24,	April 26,
	2016	2015
Beginning balance	$3,958	$4,349

Earned	17,506	21,996
Redeemed	(16,822)	(19,168)
Expirations	(1,270)	(2,697)
Other	319	(522)

Ending Balance	$3,691	$3,958

Advertising—Advertising costs are expensed the first time the related advertisement appears. Total advertising costs from continuing operations were $28,777, $28,286 and $28,892 in fiscal years 2016, 2015 and 2014, respectively.

Operating Leases—We recognize rent expense for each lease on the straight-line basis, aggregating all future minimum rent payments including any predetermined fixed escalations of the minimum rentals. Our liabilities include the aggregate difference between rent expense recorded on the straight-line basis and amounts paid under the leases.

Development Costs—We pursue development opportunities for new gaming facilities in an ongoing effort to expand our business. In accordance with ASC Topic 720, Other Expenses (“ASC 720”), costs related to projects in the development stage are recorded as a development expense, except for those costs capitalized in accordance with the guidance of ASC 720. Previously capitalized development costs are expensed when the development is deemed less than probable. Total development costs expensed from continuing operations were recorded in the consolidated statements of operations in corporate and development expenses.

Pre-Opening Costs—We expense pre-opening costs as incurred. Pre-opening costs include payroll, outside services, advertising, insurance, utilities, travel and various other expenses related to new operations prior to opening. Pre-opening costs from continuing operations were $153 in fiscal year 2016 related to preparing for our new land-based operations in Bettendorf and $3,898 in fiscal 2014 related to our new casino at the Nemacolin Woodlands Resort, which opened in July 2013.

Income Taxes—We account for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred income tax liabilities and deferred income tax assets for the difference between the book basis and tax basis of assets and liabilities. We have recorded valuation allowances related to net operating loss carry forwards and certain temporary differences. Recognizable future tax benefits are subject to a valuation allowance, unless such tax benefits are determined to be more likely than not realizable. We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense.

Earnings (Loss) Per Common Share—In accordance with the guidance of ASC 260, Earnings Per Share (“ASC 260”), basic earnings (loss) per share (“EPS”) is computed by dividing net income (loss) applicable to common stockholders by the weighted average common shares outstanding during the period. Diluted EPS reflects the additional dilution related to all potentially dilutive securities such as restricted stock units and stock options. Any potentially dilutive securities with an exercise price in excess of the average market price of our common stock during the periods presented are not considered when calculating diluted earnings per share calculations as they would be anti-dilutive.

Stock Compensation—Our stock based compensation is accounted for in accordance with ASC Topic 718, Compensation — Stock Compensation (“ASC 718”). Stock compensation cost is measured at the grant date, based on the estimated fair value of the award and is recognized as expense on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards.

Allowance for Doubtful Accounts—We reserve for receivables that may not be collected. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves.

Recently Announced Accounting Standards—

In March 2016, the Financial Accounting Standards Board (“FASB”) issued Update No. 2016-09, “Compensation — Stock Compensation,” which simplifies the accounting for share-based compensation, including the income tax consequences. This Update amends treatment of excess tax benefits and deficiencies as a component of income tax expense rather than equity, the presentation of excess tax benefits as an operating activity on the statement of cash flows and allows an entity to make an accounting policy election to account for forfeitures. The amendments are effective for reporting periods beginning after December 15, 2016, with early adoption permitted.  We are evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

In February 2016, the FASB issued Update No. 2016-02, “Leases.” Under this guidance, lessees will be required to recognize operating and finance leases with lease terms greater than 12 months as liabilities and corresponding right-of-use assets on the balance sheet. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, on a modified retrospective basis and early adoption is permitted. We are evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

In November 2015, the FASB issued Update No. 2015-17, “Balance Sheet Classification of Deferred Taxes.” This update requires that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The standard is effective for annual periods beginning after December 31, 2016 and for interim periods within those annual periods with early adoption permitted for any interim or annual financial statements not yet issued. The amendment may be applied either prospectively or retrospectively. The Company has elected to early adopt this update to simplify the presentation of deferred taxes on the consolidated financial statements and disclosures for the annual period ending April 24, 2016. The Company is applying this amendment on a prospective basis and prior periods were not retrospectively adjusted.

In August 2015, the FASB issued Update No. 2015-15, “Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements,” which further clarifies the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. This update allows for debt issuance costs related to line-of-credit arrangements to be presented as an asset and subsequent amortization of the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit. The standard is effective for financial statements issued for fiscal years beginning after December 31, 2015, for interim periods within those fiscal years and early adoption is permitted. We adopted this standard in the first quarter of fiscal 2017 and elected to present debt issuance costs related to our Credit Facility as an asset with subsequent amortization.

In May 2014, the FASB issued Update No. 2014-09, “Revenue from Contracts with Customers,” which converges the FASB’s and the International Accounting Standards Board’s current standards on revenue recognition. The standard provides companies with a single model to use in accounting for revenue arising from contracts with customers and supersedes current revenue guidance. The proposed effective date for the standard was for annual and interim periods beginning after December 15, 2016. In April 2105, FASB proposed a deferral of the effective date for one year. Early adoption is not permitted. The standard permits companies to either apply the adoption to all periods presented, or apply the requirements in the year of adoption through a cumulative adjustment. We are currently evaluating the impact of adopting this accounting standard update on our consolidated financial statements and disclosures.

3.                                      Discontinued Operations

On August 22, 2016, we entered into a definitive agreement to sell our casino and hotel property in Lake Charles, Louisiana, for $134,500, subject to a customary purchase price adjustment, to an affiliate of Laguna Development Corporation, a Pueblo of Laguna-owned business based in Albuquerque, New Mexico. The transaction is expected to be completed in late fiscal 2017 or early fiscal 2018, subject to Louisiana Gaming Board approval and other customary closing conditions.

On October 13, 2016, we entered into a definitive agreement to sell our casino in Marquette, Iowa, for $40,000, subject to a customary working capital adjustment, to an affiliate of Casino Queen, based in Swansea, Illinois. As a result, we recorded a non-cash pretax valuation charge of $834 to reduce the carrying value of Marquette’s net assets held for sale to the expected net realizable value upon completion of the sale transaction. The transaction is expected to be completed in early fiscal 2018, subject to the Iowa Racing and Gaming Commission, the Illinois Gaming Control Board and other customary closing conditions.

In the second quarter of fiscal 2017, Lake Charles and Marquette met the requirements for presentation as assets held for sale and discontinued operations under generally accepted accounting principles. These financial statements have been recast for the reclassification of the operations of Lake Charles and Marquette as discontinued operations and as assets held for sale for all periods presented.

Natchez, Mississippi— On October 19, 2015, we closed our casino property in Natchez, Mississippi and completed the previously announced sale of the hotel and certain related non-gaming assets to Casino Holding Investment Partners, LLC for net cash proceeds of $11,448. As a result, we recorded a net gain of $2,000 in discontinued operations in fiscal 2016. The net gain consisted of a gain on the sale of the hotel and related non-gaming assets of $6,424, offset by a non-cash pretax charge of $4,424 related to the write-off of the Natchez gaming vessel and certain other assets. The results of our Natchez casino operations are presented as discontinued operations for all periods presented.

Davenport, Iowa—On December 4, 2013, we entered into a definitive asset purchase agreement to sell substantially all of the assets and for the assumption of certain liabilities related to our casino located in Davenport, Iowa, (“Davenport”). We completed the sale on February 3, 2014 for net cash proceeds of $48,727. Including closing costs, we recorded a loss of $459 in discontinued operations. The results of our Davenport casino operations are presented as discontinued operations for all periods presented.

The Company incurred $258 and $1,215 for capital expenditures at our Natchez property during the fiscal years ending April 24, 2016 and April 26, 2015, respectively. The Company incurred $4,334 and $4,972 for capital expenditures at our Lake Charles property during the fiscal years ending April 24, 2016 and April 26, 2015, respectively. The Company incurred $1,072 and $1,304 for capital expenditures at our Marquette property during the fiscal years ending April 24, 2016 and April 26, 2015, respectively.

The results of our discontinued operations are summarized as follows:

	Discontinued Operations
	Fiscal Year Ended
	April 24,	April 26,	April 27,
	2016	2015	2014
Net revenues	$154,848	$173,440	$204,262
Valuation charges	(4,424)	—	(34,747)
Depreciation expense	(12,991)	(13,734)	(16,280)
Pretax income (loss) from discontinued operations	7,999	10,583	(21,532)
Income tax provision from discontinued operations	—	(638)	(799)
Income (loss) from discontinued operations	7,999	9,945	(22,331)

Interest expense of $15 for fiscal year 2015 has been allocated to discontinued operations related to our Lake Charles property. Interest expense of $6 for fiscal year 2014 has been allocated to discontinued operations related to third-party debt at our former Davenport property.

The assets and liabilities held for sale were as follows:

	April 24,	April 26,
	2016	2015
Current assets:
Accounts receivable	$768	$771
Inventory	726	959
Prepaid expenses and other assets	867	615
Property and equipment, net	—	—
Goodwill
Other intangible assets, net	—	—
Other	—	—
Total current assets held for sale	$2,361	$2,345

Long-term assets:
Property and equipment, net	$88,717	$105,671
Goodwill	29,195	29,195
Other intangible assets, net	20,998	20,998
Prepaid deposits and other	220	220
Total long-term assets held for sale	$139,130	$156,084

Current liabilities:
Accounts payable	$2,291	$2,647
Payroll and related	2,173	2,359
Property and other taxes	613	588
Progressive jackpots and slot club awards	1,859	2,270
Other	390	489
Total liabilities related to assets held for sale	$7,326	$8,353

4.                                      Property and Equipment, Net

Property and equipment, net from continuing operations consists of the following:

	April 24,	April 26,
	2016	2015
Property and equipment:
Land and land improvements	$185,499	$185,023
Leasehold improvements	93,702	94,416
Buildings and improvements	659,969	652,251
Riverboats and floating pavilions	63,729	63,730
Furniture, fixtures and equipment	442,813	437,650
Construction in progress	39,276	11,481
Total property and equipment	1,484,988	1,444,551
Less accumulated depreciation	(674,538)	(638,186)
Property and equipment, net	$810,450	$806,365

We recorded depreciation expense of $68,623, $64,303 and $64,781 for our continuing operations for the fiscal years ended 2016, 2015, and 2014, respectively.

5.                                      Goodwill and Other Intangible Assets

We have recorded goodwill, net of impairment, related to our continuing operations of $79,776 at April 24, 2016 and April 26, 2015, respectively. Goodwill includes accumulated impairment losses of $164,301.

Other intangible assets consist of the following:

	April 24, 2016				April 26, 2015
				Net				Net
	Historical	Accumulated	Accumulated	Carrying	Historical	Accumulated	Accumulated	Carrying
	Cost	Amortization	Impairment	Amount	Cost	Amortization	Impairment	Amount

Indefinite-lived assets
Gaming licenses	$23,343	$—	$—	$23,343	$23,343	$—	$—	$23,343
Trademarks	7,149	—	—	7,149	7,149	—	—	7,149

Intangible assets - subject to amortization
Gaming licenses	12,500	(347)	(12,153)	—	12,500	(347)	(12,153)	—
Customer relationships	6,700	(4,955)	—	1,745	6,700	(4,118)	—	2,582
Customer lists	15,393	(15,393)	—	—	15,393	(15,393)	—	—
Tradename	544	(544)	—	—	544	(544)	—	—
Total	$65,629	$(21,239)	$(12,153)	$32,237	$65,629	$(20,402)	$(12,153)	$33,074

Our indefinite-lived intangible assets consist primarily of gaming licenses and trademarks for which it is reasonably assured that we will continue to renew indefinitely. Our other finite-lived intangible assets consist of customer relationships amortized over 8 years, customer lists amortized over 2 to 4 years, and a trade name amortized over 1.5 years. The weighted average remaining life of our customer relationships is approximately 2.1 years.

We recorded amortization expense of $838, $838 and $1,185, for our intangible assets subject to amortization related to our continuing operations for the fiscal years ended 2016, 2015, and 2014, respectively.

Future amortization expense of our amortizable intangible assets is as follows:

2017	838
2018	838
2019	69
Thereafter	—
Total	$1,745

6.                                      Valuation Charges

We recorded valuation charges related to our continuing operations as follows:

	Fiscal Year Ended
	April 24,	April 26,	April 27,
	2016	2015	2014
Property and equipment, net impairment charges	$—	$9,000	$14,200
Intangible asset impairment charge	—	—	12,153
Goodwill impairment charges:
Bettendorf	—	—	60,000
Lula	—	—	36,000
Vicksburg	—	—	5,000
Total goodwill impairment charges	—	—	101,000
Total impairment valuation charges	$—	$9,000	$127,353

Other Long-Lived Assets—During fiscal 2015, we recorded a $9,000 impairment charge related to our Nemacolin property and equipment, net as a result of our impairment testing under ASC 360. The non-recurring fair value of $15,848 used in our determination of the impairment charge considered level 3 inputs, including market valuation, estimated replacement cost values, estimates for economic and estimated risk premiums and was the result of our current and future expected cash flows at the property.

During fiscal 2014, we recorded impairment charges related to property and equipment, net of $14,200 at our Nemacolin property and $12,153 related to intangible assets at our Nemacolin property as a result of our impairment testing under ASC 360. The non-recurring fair values used in our determination of the impairment charges considered level 2 and 3 inputs, including the cost replacement value of the assets adjusted for an associated risk premium or economic obsolescence, and a market based valuation multiple method. The impairments were the result of our current and future expected cash flows at our properties.

Goodwill—Our goodwill impairment charges in fiscal 2014 were a result of expected decreases in future cash flows as a result of unfavorable economic conditions and the impact of changes by our competitors. Competitive changes included a proposed land-based casino replacing an existing riverboat casino competing with our Bettendorf property and expansions by casinos competing with our Lula property.

The non-recurring fair values used in our determination of the goodwill impairment charges considered level 2 and 3 inputs, including discounted cash flows and market based multiple valuation methods.

The remaining goodwill balance by property for our continuing operations as of April 24, 2016 is as follows:

April 24,
2016
Bettendorf	$5,713
Black Hawk	30,533
Boonville	2,599
Kansas City	7,183
Lula	6,581
Vicksburg	27,167
Total	$79,776

7.                                      Long-Term Debt

Long-term debt consists of the following:

	April 24,	April 26,
	2016	2015
Senior Secured Credit Facility:
Revolving line of credit, expires April 19, 2018, interest payable at least quarterly at either LIBOR and/or prime plus a margin	$67,500	$75,000
5.875% Senior Notes, interest payable semi-annually March 15 and September 15, net	502,541	502,987
7.75% Senior Notes, interest payable semi-annually March 15 and September 15, net	—	62,012
8.875% Senior Subordinated Notes, interest payable semi-annually June 15 and December 15	350,000	350,000
Other	2,652	2,883
	922,693	992,882
Less current maturities	80	170
Less deferred financing costs, net	10,925	13,427
Long-term debt	$911,688	$979,285

In April 2015, the FASB issued Update No. 2015-03, “Interest-Imputation of Interest.” This update requires debt issuance costs to be presented as a direct deduction from the carrying amount of the related debt liability. The standard is effective for annual periods beginning after December 15, 2015. The standard requires application of the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. We adopted this standard in the first quarter of fiscal 2017 and the effect of adopting this standard has been reflected in all periods presented within these recast financial statements. This reclassification reduced our total assets and total liabilities as previously reported in our consolidated balance sheets as of April 24, 2016 and April 26, 2015 by $10,925 and $13,427, respectively. This reclassification had no effect on our retained earnings or net income previously reported.

Senior Secured Credit Facility, as amended and restated—Our Senior Secured Credit Facility as amended and restated (“Credit Facility”) consists of a $300,000 revolving line of credit. The Credit Facility is secured on a first priority basis by substantially all of our assets and guaranteed by all of our restricted subsidiaries.

Our net revolving line of credit availability at April 24, 2016, as limited by our outstanding borrowings, was approximately $224,000, after consideration of $8,000 in outstanding letters of credit. We have an annual commitment fee related to the unused portion of the Credit Facility of up to 0.55% which is included in interest expense in the accompanying consolidated statements of operations. The weighted average effective interest rates of the Credit Facility for fiscal years 2016 and 2015 were 2.63% and 3.54%, respectively.

The Credit Facility includes a number of affirmative and negative covenants, as well as certain financial covenants including maintenance of a total leverage ratio, senior secured leverage ratio and minimum interest coverage ratio. The Credit Facility also restricts our ability to make certain investments or distributions. We were in compliance with the covenants as of April 24, 2016.

On November 14, 2016, we amended the Credit Facility to modify the maximum amount of proceeds allowable for asset sales to exclude the sale of our Lake Charles property.

In fiscal 2015, we amended our Credit Facility to revise the definition of consolidated EBITDA to exclude the costs associated with the Colorado Referendum and certain severance expenses related to the corporate restructuring.

In fiscal 2014, we amended our Credit Facility to modify our maximum allowed leverage and minimum interest coverage ratio covenants. This was accounted for in accordance with ASC 470-50, Debt Modifications and Extinguishments and we capitalized new deferred financing costs of $673.

5.875% Senior Notes—In March 2013, we issued $350,000 of 5.875% Senior Notes due 2021 (“5.875% Senior Notes”). The net proceeds were used to repay term loan borrowings under our Credit Facility. On April 14, 2015, we issued an additional $150,000 of 5.875% Senior Notes at a price of 102.0%, which have the same terms and are treated as the same class as the outstanding 5.875% Senior Notes (the “April 2015 issuance”). After deducting underwriting fees, the net proceeds of $151,500 from the April 2015 issuance were used to purchase a portion of the 7.75% Senior Notes validly tendered pursuant to the Tender Offer (as defined below). As a result of the April 2015 issuance, we capitalized deferred financing costs of $209 in fiscal 2016 and $2,536 in fiscal 2015, respectively.

The 5.875% Senior Notes are guaranteed, on a joint and several basis, by substantially all of our significant subsidiaries and certain other subsidiaries as described in Note 16. All of the guarantor subsidiaries are wholly owned by us. The 5.875% Senior Notes are general unsecured obligations and rank junior to all of our senior secured indebtedness and senior to our senior subordinated indebtedness. The 5.875% Senior Notes are redeemable, in whole or in part, at our option as of March 15, 2016, with call premiums as defined in the indenture governing the 5.875% Senior Notes.

7.75% Senior Notes—In March 2011, we issued $300,000 of 7.75% Senior Notes due 2019 at a price of 99.264% (“7.75% Senior Notes”). On April 7, 2015, we launched a cash tender offer for any and all of our outstanding 7.75% Senior Notes (the “Tender Offer”). The Tender Offer expired on April 13, 2015. We accepted for purchase $237,832 of the outstanding 7.75% Senior Notes validly tendered pursuant to the Tender Offer and we funded the payments utilizing the net proceeds from the 5.875% Senior Notes April 2015 issuance, additional borrowings under our Credit Facility and cash on hand. The aggregate amount paid of approximately $250,000, included tender offer consideration of $1.043 per $1.000 principal amount tendered, as well as accrued and unpaid interest on the 7.75% Senior Notes. As a result of the completed Tender Offer, we incurred expenses related to the write-off of deferred financing costs and the discount, tender fees and other related costs of $13,757, recorded as a loss on early extinguishment of debt in the fiscal 2015 consolidated statement of operations.

On April 14, 2015 we issued an irrevocable notice of redemption of the remaining $62,168 of outstanding 7.75% Senior Notes at a redemption price of 103.875% of the principal amount, plus accrued and unpaid interest at the redemption date in accordance with the terms of the indenture governing the 7.75% Senior Notes. On May 14, 2015, we completed the redemption for approximately $65,000, utilizing additional borrowings under our Credit Facility and cash on hand. As a result of the redemption, we recorded a loss of $2,966 on early extinguishment of debt in the fiscal 2016 consolidated statement of operations.

8.875% Senior Subordinated Notes — On August 7, 2012, we completed the issuance and sale of $350,000 of 8.875% Senior Subordinated Notes due 2020 (“8.875% Senior Subordinated Notes”). We received net proceeds of $343,000 for this issuance after deducting underwriting fees. As a result of the issuance, we capitalized deferred financing costs of $8,137.

The 8.875% Senior Subordinated Notes are guaranteed, on a joint and several basis, by substantially all of our significant subsidiaries and certain other subsidiaries as described in Note 16. All of the guarantor subsidiaries are wholly owned by us. The 8.875% Senior Subordinated Notes are general unsecured obligations and rank junior to all of our senior indebtedness. The 8.875% Senior Subordinated Notes are redeemable, in whole or in part, at our option at any time as of June 15, 2016, with call premiums as defined in the indenture governing the 8.875% Senior Subordinated Notes.

The indentures governing the 5.875% Senior Notes and the 8.875% Senior Subordinated Notes limit, among other things, our ability and our restricted subsidiaries’ ability to borrow money, make restricted payments, use assets as security in other transactions, enter into transactions with affiliates, pay dividends, or repurchase stock. The indentures also limit our ability to issue and sell capital stock of subsidiaries, sell assets in excess of specified amounts or merge with or into other companies.

Future Principal Payments of Long-term Debt—The aggregate principal payments due on long-term debt as of April 24, 2016 over the next five years and thereafter, are as follows:

Fiscal Years Ending:
2017	$80
2018	67,587
2019	94
2020	102
2021	850,111
Thereafter	2,178
920,152
Debt premium	2,541
$922,693

8.                                      Other Long-Term Obligations

Nemacolin Woodlands Resort—We entered into agreements with Nemacolin Woodland Resort (“Resort”) in Pennsylvania to construct and manage a casino, which we opened in July 2013. Under terms of the agreements, the Resort provided land, land improvements and a building for the casino property. The Company was deemed, for accounting purposes only, to be the owner of these assets provided by the Resort during the construction and casino operating periods due to our continuing involvement. Therefore, we are accounting for the transaction using the direct financing method. As of April 24, 2016, in accordance with ASC 840, we have recorded property and equipment, net of accumulated depreciation, of $5,626, and a liability of $6,100 in other long-term obligations related to the agreement.

The other long-term obligations will be reflected in our consolidated balance sheets until completion of the management agreement, at which time the related fixed assets, net of accumulated depreciation, will be removed from our consolidated financial statements and the net remaining obligation over the net carrying value of the associated fixed asset will be recognized as a gain (loss) on the sale of the facility.

Quad-Cities Waterfront Convention Center—We entered into agreements with the City of Bettendorf, Iowa under which the City constructed a convention center which opened in January 2009, adjacent to our hotel. We lease, manage, and provide financial and operating support for the convention center. The Company was deemed, for accounting purposes only, to be the owner of the convention center during the construction period. Upon completion of the convention center we were precluded from accounting for the transaction as a sale and leaseback due to our continuing involvement. Therefore, we are accounting for the transaction using the direct financing method. Under the terms of our agreements for the convention center, we have guaranteed certain obligations related to notes issued by the City of Bettendorf, Iowa for the convention center.

On May 4, 2015, we made a payment of approximately $9,400 related to the notes issued by the City per the terms of our agreement with borrowings from our Credit Facility. With this prepayment, we have fulfilled our financial obligation related to the Convention Center and have no future payments under this long-term obligation. The remaining balance of the long-term obligation will remain on our consolidated balance sheet until completion of the lease agreement, at which time the related fixed assets, net of accumulated depreciation, and the net remaining obligation over the net carrying value of the associated fixed assets will be recognized as a gain on sale of the facility. As of April 24, 2016, we have recorded in other long-term obligations $7,812 related to our liability under ASC 840 related to the convention center.

9.                                      Income Taxes

Income tax (provision) benefit from continuing operations consists of the following:

	Fiscal Year Ended
	April 24,	April 26,	April 27,
	2016	2015	2014
Current:
Federal	$—	$—	$—
State	(128)	(167)	7,352
	(128)	(167)	7,352
Deferred:
Federal	(2,623)	(2,666)	9,642
State	(1,427)	2,360	1,072
	(4,050)	(306)	10,714

Income tax (provision) benefit	$(4,178)	$(473)	$18,066

A reconciliation of income taxes from continuing operations at the statutory corporate federal tax rate of 35% to the income tax (provision) benefit reported in the accompanying consolidated statements of operations is as follows:

	Fiscal Year Ended
	April 24,	April 26,	April 27,
	2016	2015	2014
Statutory tax (provision) benefit	$(14,834)	$1,503	$43,198
Effects of :
State taxes, net of federal effect	763	3,363	10,262
Reduction of unrecognized tax benefits	—	—	5,010
Other
Lobbying & Referendum costs	(669)	(2,016)	(607)
Employment tax credits	617	749	886
Fines & Penalties	(35)	(48)	(20)
Meals & Entertainment	(52)	(44)	(58)
Various permanent differences	49	789	(15)
Interest	—	—	(446)
Goodwill impairment	—	—	(33,600)
Valuation allowance	8,927	(4,328)	(5,577)
Expiration of stock awards	—	(611)	—
Other	1,056	170	(967)
Income tax (provision) benefit	$(4,178)	$(473)	$18,066

Significant components of our domestic net deferred income tax asset (liability) are as follows:

	Fiscal Year Ended
	April 24,	April 26,
	2016	2015
Deferred tax liabilities:
Property and equipment	$(40,709)	$(37,421)
Goodwill and intangibles	(22,727)	(21,527)
Gain on early extinguishment of debt	(9,751)	(14,613)
Other	(382)	(347)
Total deferred tax liabilities	(73,569)	(73,908)
Deferred tax assets:
Net operating losses	40,061	62,672
Employment tax credits	21,973	22,378
Accrued expenses	13,564	8,383
Alternative minimum tax credit	4,103	2,481
Other	14,355	14,503
Total deferred tax assets	94,056	110,417
Valuation allowance on deferred tax assets	(57,245)	(69,217)
Net deferred tax asset	36,811	41,200

Net deferred tax liability	$(36,758)	$(32,708)

Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise from net operating loss and tax credit carryforwards, as well as from temporary basis differences in assets and liabilities between financial reporting and tax.

At April 24, 2016, we have federal net operating loss carryforwards of $45,432 for income tax purposes, with expiration dates from fiscal 2031 to 2036. Approximately $10,967 of these net operating losses are attributable to our Colorado subsidiaries and can only be used to offset income earned by these entities. The remaining federal net operating losses are subject to limitations under the internal revenue code and underlying treasury regulations, which may limit the amount ultimately utilized. We also have various state income tax net operating loss carryforwards totaling $390,804 with expiration dates from fiscal 2018 to 2036. This includes both consolidated and separate company net operating loss carryforwards. Our federal and state net operating loss carryforwards include adjustments of $15,740 and $16,733, respectively, for excess tax benefits from stock compensation deductions that have not yet been recognized for financial statement purposes. Equity will be increased if and when these deferred tax assets are realized. We also have federal general business and alternative minimum tax credit carryforwards of $26,075 for income tax purposes, with expiration dates from fiscal 2022 to 2036. For the current period, all deferred income taxes, including those related to NOL carryforwards, have been classified as noncurrent in the consolidated balance sheet in accordance with FASB Update No. 2015-17. We have applied this amendment on a prospective basis and prior period amounts have not been retrospectively adjusted.

We periodically evaluate the realizability of our deferred tax assets and perform an analysis in light of all available evidence, both positive and negative, consistent with the provisions of ASC 740. As of April 24, 2016, we remain in a three-year cumulative loss, which is a significant piece of negative evidence. While it is primarily the result of intangible and fixed asset impairments, and not an indication of continuing operations, we are required to give objective historical evidence significantly more weight than subjective evidence, such as forecasts of future income. Based on this evidence, we concluded that a valuation allowance should continue to be booked against our federal and most of our state deferred tax assets as of April 24, 2016.

During fiscal 2015, our Florida operations experienced their third consecutive year of substantive pretax income.  After considering all of the positive and negative evidence, we concluded that our deferred income tax assets related to our Florida state operations are more likely than not to be realized. Accordingly, as of April 26, 2015, we released all of our valuation allowance against our net Florida deferred income tax assets, resulting in the $2,301 benefit in our provision for income taxes.

A reconciliation of the beginning and ending amounts of valuation allowance is as follows:

	Federal	State	Total
Balance, April 27, 2014	$40,885	$26,177	$67,062
(Benefit) Provision	(1,377)	5,833	4,456
Release of Valuation Allowance	—	(2,301)	(2,301)
Balance, April 26, 2015	$39,508	$29,709	$69,217
(Benefit) Provision	(13,956)	1,984	(11,972)
Balance, April 24, 2016	$25,552	$31,693	$57,245

We allocated the income tax provision and valuation allowance between continuing operations and discontinued operations consistent with the provisions of ASC 740.

During fiscal 2016, a decrease to the valuation allowance of $11,972 was recorded as an income tax benefit due to current year earnings. The ending valuation allowance balance does not preclude us from utilizing the deferred tax assets in the future, nor does it reflect a change in our long-term outlook. If or when recognized, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets as of April 24, 2016 will be accounted for as a reduction of income tax expense.

We account for unrecognized tax benefits in accordance with ASC 740. A reconciliation of the beginning and ending amounts of unrecognized tax benefits as follows:

	April 24,	April 26,	April 27,
	2016	2015	2014

Beginning balance	$—	$—	$4,072
Impact of favorable court ruling	—	—	(4,072)
Ending balance	$—	$—	$—

On February 13, 2014, the Supreme Court of Mississippi ruled in our favor with regard to positions taken on Mississippi income tax returns for fiscal years ending April 2002 through April 2008. As a result, we recognized a benefit of $4,072 related to principle and $4,025 related to interest. As of April 24, 2016, we do not have any uncertain tax positions.

We recorded interest expense of $0, $0 and $390 in fiscal 2016, 2015 and 2014, respectively, prior to the favorable ruling. We accrued no penalties during fiscal 2016, 2015 or 2014.

As of April 24, 2016, we were subject to U.S. federal income tax examination for fiscal years 2009 to 2015. We are also subject to state and local income tax examinations for various tax years in jurisdictions where we operate.

10.                               Earnings Per Share

The following table sets forth the computation of basic and diluted earnings (loss) per share (in thousands, except share and per share amounts):

	Fiscal Year Ended
	April 24,	April 26,	April 27,
	2016	2015	2014
Numerator:
Income (loss) applicable to common shares:
Income (loss) from continuing operations attributable to common stockholders	$38,205	$(4,768)	$(105,355)
Income (loss) from discontinued operations	7,999	9,945	(22,331)

Net income (loss) attributable to the common stockholders	$46,204	$5,177	$(127,686)

Denominator:
Denominator for basic income (loss) per share - weighted average shares	40,690,929	39,955,735	39,731,766
Effect of dilutive securities
Employee stock options	109,244	—	—
Restricted stock units	523,300	—	—
Denominator for diluted income (loss) per share - adjusted weighted average shares and assumed conversions	41,323,473	39,955,735	39,731,766

Basic income (loss) per share attributable to common stockholders
Income (loss) from continuing operations	$0.94	$(0.12)	$(2.65)
Income (loss) from discontinued operations	0.20	0.25	(0.56)

Net loss attributable to common stockholders	$1.14	$0.13	$(3.21)

Diluted income (loss) per share attributable to common stockholders
Income (loss) from continuing operations	$0.92	$(0.12)	$(2.65)
Income (loss) from discontinued operations	0.20	0.25	(0.56)

Net income (loss) attributable to common stockholders	$1.12	$0.13	$(3.21)

Our basic earnings (loss) per share are computed by dividing net income (loss) by the weighted average number of shares outstanding for the period.  Stock options representing 444,365 shares, which were anti-dilutive, were excluded from the calculation of common shares for diluted earnings per share for fiscal 2016.

Due to the loss from continuing operations, stock options representing 84,938 shares, which were potentially dilutive and 205,060 stock options, which were anti-dilutive, were excluded from the calculation of common shares for diluted earnings per share for fiscal 2015.  Restricted stock units representing 279,594 shares, which were potentially dilutive, were also excluded from the calculation of diluted earnings per share for fiscal 2015.

Due to the loss from continuing operations, stock options representing 52,501 shares, which were potentially dilutive and 753,860 stock options, which were anti-dilutive, were excluded from the calculation of common shares for diluted earnings per share for fiscal 2014.  Restricted stock units representing 48,362 shares, which were potentially dilutive, and 1,254,413 restricted stock units whose minimum market performance conditions had not been achieved, were also excluded from the calculation of diluted earnings per share for fiscal 2014.

11.                               Stock Based Compensation

Under our amended and restated Long Term Incentive Plan, we have issued restricted stock units, performance-based restricted stock units, restricted stock and stock options.

Restricted Stock Units— During fiscal 2016, we granted 104,982 restricted stock units (“RSUs”) to employees with a fair market value of $14.89 per unit on the date of grant. The RSUs will vest and be converted to stock ratably over three years commencing on the one-year anniversary of the grant date. The aggregate compensation cost related to these RSUs was $1,563 to be recognized over the vesting periods. Our aggregate estimate of forfeitures for these RSUs is 25%. Per the terms of the agreement, the awards are issued net of shares necessary to pay minimum withholding taxes. Subsequent to year-end, 21,022 shares were issued for the first tranche vesting on April 27, 2016.

A summary of restricted stock unit activity for fiscal 2016 is presented below:

		Weighted
		Average
	Restricted Stock	Grant-Date
	Units	Fair Value

Outstanding at April 26, 2015	—	$—
Granted	104,982	14.89
Vested	—	—
Forfeited and expired	—	—
Outstanding at April 24, 2016	104,982	$14.89
As of April 24, 2016:
Weighted average remaining contractual term	1.5 years
Aggregate intrinsic value:
Outstanding	$1,572
Nonvested:
Unrecognized compensation cost	$381
Weighted average remaining vesting period	1.5 years

During fiscal 2013, we granted RSUs containing market performance conditions which determined the ultimate amount of RSUs to be awarded. The market condition period ended on April 26, 2015 and a gross award of 1,532,417 shares was achieved. Per the terms of the agreement, the awards are issued net of shares necessary to pay minimum withholding taxes with 50% of the RSUs vesting on April 26, 2015 and the remaining 50% vesting on April 26, 2016. On April 26, 2015, 459,473 net shares were issued for the first vested tranche. Subsequent to year-end, 467,073 net shares were issued for the second vested tranche on April 26, 2016. The fair value of these RSUs was initially determined utilizing a lattice pricing model which considers a range of assumptions including volatility and risk-free interest rates. The aggregate compensation cost related to these RSUs was $4,637 recognized over the vesting periods.

Performance-based Restricted Stock Units—During fiscal 2016, we granted performance-based restricted stock units (“PRSUs”), with a company performance condition which will determine the number of shares which will ultimately vest, if any, up to 251,964 shares with a fair market value of $14.89 per unit on the date of grant. Any shares earned will vest at the end of three years from the date of grant. Probability of meeting the performance condition is assessed on a regular basis and compensation cost is adjusted accordingly. As of April 24, 2016, our estimated unrecognized compensation cost remaining on the PRSUs was $1,338 with an estimated aggregate forfeiture of 37%.

Restricted Stock—We have issued shares of restricted common stock to employees and directors under our Long Term Incentive Plan. Restricted stock awarded to employees primarily vests one-third on each of the first three anniversaries of the grant date and for directors’ vests one-half on the grant date and one-half on the first anniversary of the grant date. Our aggregate estimate of forfeitures for restricted stock for employees is 9%.

A summary of restricted stock activity for fiscal 2016 is presented below:

		Weighted
		Average
		Grant-Date
	Restricted Stock	Fair Value

Outstanding at April 26, 2015	325,074	$7.28
Granted	141,353	19.80
Vested	(238,669)	7.88
Forfeited and expired	(7,433)	12.72
Outstanding at April 24, 2016	220,325	$14.33
As of April 24, 2016:
Weighted average remaining contractual term	0.8 years
Aggregate intrinsic value:
Outstanding	$3,299
Nonvested:
Unrecognized compensation cost	$1,093
Weighted average remaining vesting period	0.8 years

Stock Options—We have issued incentive stock options and nonqualified stock options which have a maximum term of 10 years and are, generally, exercisable in yearly installments of 20% commencing one year after the date of grant. During fiscal 2016, we issued 378,905 stock options which have a maximum term of seven years and are exercisable in yearly installments of 20% commencing one year after the grant date. The options have a per share grant date fair value of $5.764 utilizing the Black-Scholes-Merton option pricing model. Our aggregate estimate of forfeitures for stock options is 30%.  There were no stock options granted in fiscal 2015 or 2014.

A summary of stock option activity for fiscal 2016 is presented below:

		Average
		Exercise
	Options	Price

Outstanding at April 26, 2015	405,060	$11.18
Granted	378,905	14.86
Exercised	(134,000)	6.48
Forfeited and expired	(39,600)	21.35
Outstanding at April 24, 2016	610,365	$13.84
As of April 24, 2016:
Outstanding exercisable options	610,365	$13.84
Weighted average remaining contractual term	4.7 years
Aggregate intrinsic value:
Outstanding exercisable	$1,056
Outstanding	$1,100
Nonvested:
Unrecognized compensation cost	$743

Subsequent Event—Subsequent to our fiscal year ended April 24, 2016, we granted restricted stock units and stock options to certain employees under the Long-Term Incentive Plan. We issued 145,516 restricted stock units with a weighted average fair market value of $15.16 per unit on the date of grant. The restricted stock units will vest and be converted to stock ratably over three years commencing on the one year anniversary of the grant date. We also issued 310,735 stock options which have a maximum term of seven years and are exercisable in yearly installments of 20% commencing one year after the grant date.  The options have a per share grant date fair value of $5.968 utilizing the Black-Scholes-Merton option pricing model. In addition, we granted performance-based restricted stock units (“PRSUs”), with a company performance condition which will determine the number of shares which will ultimately vest, if any, up to 216,699 shares. Any shares earned will vest at the end of three years from the date of grant. Probability of meeting the performance condition will be assessed on a regular basis and compensation cost will be adjusted accordingly.

Stock Compensation Expense—Total stock compensation expense from continuing operations in the accompanying consolidated statements of operations was $5,069, $3,396 and $4,383 for the fiscal years 2016, 2015, and 2014, respectively. We recognize compensation expense for our stock-based awards on a straight-line basis over the requisite service period for each separately vesting portion of the award.

Share Based Plans— Information relating to our share based plans is as follows:

	2016	2015	2014
Restricted Stock Units:
Fair value of restricted stock units vested during the year	$—	$11,451	$—
Restricted Stock:
Fair value of restricted stock vested during the year	1,881	3,238	3,660
Stock Options:
Intrinsic value of stock options exercised	1,436	57	—
Proceeds from stock option exercises	869	74	—

We have 2,949,054, shares available for future issuance under our equity compensation plan as of April 24, 2016. After consideration of activity subsequent to year-end, we have 2,522,355 shares available for future issuance in the plan. During fiscal 2016, we added 2,000,000 shares to the plan. Upon issuance of restricted shares, vesting of RSUs or exercise of stock options, shares may be issued from available treasury or common shares.

Tax effect of Stock Based Compensation— Upon the exercise of stock options, vested restricted stock and vested RSUs, the tax benefit (provision) related to stock compensation, subject to certain limitations, is recognized as an addition to or deduction from additional paid-in capital. During fiscal year 2016, there was no impact to additional paid-in capital related to the vesting of restricted stock and exercise of stock options. At April 24, 2016, we have $6,422 of unrecognized tax benefits associated with stock exercises and restricted stock vesting due to our net operating loss position.

Stock Repurchase—Our Board of Directors has approved a stock repurchase program, as amended, allowing up to 6,000,000 shares of our common stock to be repurchased. As of April 24, 2016, we have repurchased 4,895,792 shares of common stock, and retired 553,800 shares of common stock under this stock repurchase program. No shares were repurchased in fiscal years 2016, 2015 or 2014.

12.                               Supplemental Disclosure of Cash Flow Information

For the fiscal years 2016, 2015 and 2014, we made cash payments for interest, net of capitalized interest, of $65,061, $81,023 and $85,472, respectively. We made income tax payments, net of refunds, of $134 in fiscal 2016 and received income tax refunds, net of payments, of $29 and $4,354 in fiscal 2015 and 2014, respectively.

For fiscal 2016 and 2015, the change in accrued purchases of property and equipment in accounts payable increased by $7,923 and $1,959, respectively, and decreased by $7,149 in fiscal 2014.

For fiscal 2016 and 2015, we capitalized interest of $600 and $23, primarily related to the land-based and hotel renovations at our Bettendorf property. For fiscal 2014, we capitalized interest of $185 primarily related to construction of our casino at the Nemacolin Woodland Resort in Pennsylvania.

13.                               Employee Benefit Plans

401(k) Plan—We have a 401(k) plan covering substantially all of our employees who have completed 90 days of service. Expense for our contributions from continuing operations related to the 401(k) plan was $1,431, $1,245 and $1,163 in fiscal years 2016, 2015, and 2014, respectively. Our contribution is based on a percentage of employee contributions and may include an additional discretionary amount.

2005 Deferred Compensation Plan—Our 2005 Deferred Compensation Plan (the “Plan”), as amended and restated, is an unfunded deferred compensation arrangement for the benefit of key management officers and employees of the Company and its subsidiaries. The terms of the Plan include the ability of the participants to defer, on a pre-tax basis, salary, and bonus payments in excess of the amount permitted under IRS Code Section 401(k). The terms also allow for a discretionary annual matching contribution by the Company. The Plan allows for the aggregation and investment of deferred amounts in notional investment alternatives, including units representing shares of our common stock. The liability related to the Plan as of April 24, 2016 and April 26, 2015 was $3,564 and $3,953, respectively, and is included in long-term other accrued liabilities in the consolidated balance sheets. For fiscal 2016 and fiscal 2015, there were no discretionary matching contributions by the Company. For fiscal 2014, expense from continuing operations for the Company’s discretionary matching contribution related to the Plan was $79.

14.                               Interest Rate Derivatives

We previously had interest rate derivative agreements in order to manage market risk on variable rate loans outstanding. We had an interest rate swap agreement with an aggregate notional value of $50,000 that matured in September 2013. During fiscal 2010, our interest rate swaps no longer met the criteria for hedge effectiveness and changes in the fair value of the swaps since that date were recorded in derivative income in the consolidated statements of operations. The cumulative loss recorded in other comprehensive income (loss), through the date of ineffectiveness, was amortized into derivative expense over the remaining term of the individual interest rate swap agreements.

The loss recorded in accumulated other comprehensive income (loss) of our interest rate swap contracts is recorded net of deferred income tax benefits of $149 as of April 27, 2014.

Derivative income related to the change in fair value of interest rate swap contracts was $794 in fiscal 2014.

Derivative expense realized associated with the amortization of cumulative loss recorded in other comprehensive income (loss) for the interest rate swaps through the date of ineffectiveness is as follows:

Fiscal Year Ended
April 27,
2014
Accumulated OCI amortization	$247
Change in deferred taxes	149
Derivative expense	(396)

15.                               Fair Value

ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach, and cost approach). The levels of hierarchy are described below:

Level 1: Inputs such as quoted prices in active markets for identical assets or liabilities that can be accessed at the measurement date.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets in active markets, quoted prices from identical or similar assets in inactive markets and observable inputs such as interest rate and yield curves.

Level 3: Inputs that are not observable in the market and that include management’s judgments about assumptions market participants would use.

Items Measured at Fair Value on a Recurring Basis—The following table sets forth the assets measured at fair value on a recurring basis, by input level, in the consolidated balance sheets at April 24, 2016 and April 26, 2015:

	April 24, 2016
	Level 1	Level 2	Total
Assets:
Marketable securities	$8,950	$10,388	$19,338
Restricted cash and investments	6,362	3,457	9,819

	April 26, 2015
	Level 1	Level 2	Total
Assets:
Marketable securities	$6,809	$12,708	$19,517
Restricted cash and investments	5,553	3,640	9,193

Marketable securities—The estimated fair values of our marketable securities are determined on an individual asset basis based upon quoted prices of identical assets available in active markets (Level 1), quoted prices of identical assets in inactive markets, or quoted prices for similar assets in active and inactive markets (Level 2), and represent the amounts we would expect to receive if we sold these marketable securities.

Restricted cash and investments—The estimated fair values of our restricted cash and investments are based upon quoted prices available in active markets (Level 1), or quoted prices for similar assets in active and inactive markets (Level 2), and represent the amounts we would expect to receive if we sold our restricted cash and investments.

There were no transfers between level 1 and level 2 investments.

Other Financial Instruments - The estimated carrying amounts and fair values of our other financial instruments are as follows:

	April 24, 2016		April 26, 2015
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Financial liabilities:
Revolving line of credit	$67,500	$66,150	$75,000	$73,875
5.875% Senior notes	502,541	520,000	502,987	515,055
7.75% Senior notes	—	—	62,012	64,593
8.875% Senior subordinated notes	350,000	367,206	350,000	383,915
Other long-term debt	2,652	2,652	2,883	2,883
Other long-term obligations	13,912	13,912	22,211	22,211

The fair value of our long-term debt or other long-term obligations is estimated based on the quoted market price of the underlying debt issue (Level 1) or, when a quoted market price is not available, the discounted cash flow of future payments utilizing current rates available to us for debt of similar remaining maturities (Level 3). Debt obligations with a short remaining maturity have a carrying amount that approximates fair value.

16.                               Consolidating Condensed Financial Information

Certain of our wholly owned subsidiaries have fully and unconditionally guaranteed on a joint and several basis, the payment of all obligations under our 5.875% Senior Notes and 8.875% Senior Subordinated Notes.

The following wholly owned subsidiaries of the Company are guarantors, on a joint and several basis, under the  5.875% Senior Notes and 8.875% Senior Subordinated Notes: Black Hawk Holdings, L.L.C.; CCSC/Blackhawk, Inc.; IC Holdings Colorado, Inc.; IOC-Black Hawk Distribution Company, L.L.C.; IOC-Boonville, Inc.; IOC-Caruthersville, L.L.C.; IOC-Kansas City, Inc.; IOC-Lula, Inc.; IOC-Natchez, Inc.; IOC-Black Hawk County, Inc.; IOC Holdings, L.L.C.; IOC-Vicksburg, Inc.; IOC-Vicksburg, LLC; Rainbow Casino- Vicksburg Partnership, L.P.; IOC Cape Girardeau, LLC; Isle of Capri Bettendorf, L.C; Isle of Capri Black Hawk, L.L.C.; Isle of Capri Marquette, Inc.; PPI, Inc.; and St. Charles Gaming Company, L.L.C. Each of the subsidiaries’ guarantees is joint and several with the guarantees of the other subsidiaries.

During fiscal 2015, our wholly owned subsidiary, IOC-Davenport, Inc., changed designations from a Guarantor Subsidiary to a Non-Guarantor Subsidiary. All periods presented below reflect the operations of IOC-Davenport, Inc. as a Non-Guarantor Subsidiary.

Consolidating condensed balance sheets as of April 24, 2016 and April 26, 2015 are as follows:

	As of April 24, 2016
	Isle of Capri			Consolidating
	Casinos, Inc.		Non-	and	Isle of Capri
	(Parent	Guarantor	Guarantor	Eliminating	Casinos, Inc.
	Obligor)	Subsidiaries	Subsidiaries	Entries	Consolidated
Balance Sheet
Current assets	$10,575	$76,646	$25,804	$(130)	$112,895
Intercompany receivables	424,693	—	—	(424,693)	—
Investments in subsidiaries	586,569	3,358	—	(589,927)	—
Property and equipment, net	3,650	782,636	24,164	—	810,450
Other assets	4,205	258,204	26,974	(18,504)	270,879
Total assets	$1,029,692	$1,120,844	$76,942	$(1,033,254)	$1,194,224

Current liabilities	$35,862	$77,128	$24,687	$(130)	$137,547
Intercompany payables	—	371,104	53,589	(424,693)	—
Long-term debt, less current maturities and net deferred financing costs	911,688	—	—	—	911,688
Other accrued liabilities	6,524	74,267	7,084	(18,504)	69,371
Stockholders’ equity	75,618	598,345	(8,418)	(589,927)	75,618
Total liabilities and stockholders’ equity	$1,029,692	$1,120,844	$76,942	$(1,033,254)	$1,194,224

	As of April 26, 2015
	Isle of Capri			Consolidating
	Casinos, Inc.		Non-	and	Isle of Capri
	(Parent	Guarantor	Guarantor	Eliminating	Casinos, Inc.
	Obligor)	Subsidiaries	Subsidiaries	Entries	Consolidated
Balance Sheet
Current assets	$14,582	$79,118	$26,157	$(185)	$119,672
Intercompany receivables	433,527	—	—	(433,527)	—
Investments in subsidiaries	573,258	3,358	—	(576,616)	—
Property and equipment, net	4,844	773,625	27,896	—	806,365
Other assets	18,790	256,588	22,123	(9,203)	288,298
Total assets	$1,045,001	$1,112,689	$76,176	$(1,019,531)	$1,214,335

Current liabilities	$36,304	$71,723	$25,769	$(185)	$133,611
Intercompany payables	—	425,267	8,260	(433,527)	—
Long-term debt, less current maturities and net deferred financing costs	979,223	—	62	—	979,285
Other accrued liabilities	6,012	73,982	7,186	(9,203)	77,977
Stockholders’ equity	23,462	541,717	34,899	(576,616)	23,462
Total liabilities and stockholders’ equity	$1,045,001	$1,112,689	$76,176	$(1,019,531)	$1,214,335

Consolidating condensed statements of operations for the fiscal years ended April 24, 2016, April 26, 2015 and April 27, 2014 are as follows:

	For the Fiscal Year Ended April 24, 2016
	Isle of Capri			Consolidating
	Casinos, Inc.		Non-	and	Isle of Capri
	(Parent	Guarantor	Guarantor	Eliminating	Casinos, Inc.
	Obligor)	Subsidiaries	Subsidiaries	Entries	Consolidated
Statement of Operations
Revenues:
Casino	$—	$828,648	$41,079	$—	$869,727
Rooms, food, beverage, pari-mutuel and other	77	128,289	12,039	(7,888)	132,517
Management fee revenue	29,403	—	—	(29,403)	—
Gross revenues	29,480	956,937	53,118	(37,291)	1,002,244
Less promotional allowances	—	(161,597)	(8,911)	—	(170,508)
Net revenues	29,480	795,340	44,207	(37,291)	831,736

Operating expenses:
Casino	—	117,175	6,950	—	124,125
Gaming taxes	—	204,677	16,511	—	221,188
Rooms, food, beverage, pari-mutuel and other	30,811	261,377	19,596	(7,888)	303,896
Management fee expense	—	28,203	1,200	(29,403)	—
Depreciation and amortization	1,742	63,429	4,290	—	69,461
Total operating expenses	32,553	674,861	48,547	(37,291)	718,670

Operating income (loss)	(3,073)	120,479	(4,340)	—	113,066
Interest expense, net	(30,499)	(35,284)	(1,934)	—	(67,717)
Loss on early extinguishment of debt	(2,966)	—	—	—	(2,966)
Equity in income (loss) of subsidiaries	51,226	(1,067)	—	(50,159)	—
Income (loss) from continuing operations
before income taxes	14,688	84,128	(6,274)	(50,159)	42,383
Income tax (provision) benefit	23,517	(31,028)	3,333	—	(4,178)
Income (loss) from continuining operations	38,205	53,100	(2,941)	(50,159)	38,205
Income (loss) of discontinued operations	7,999	3,124	—	(3,124)	7,999
Net income (loss)	$46,204	$56,224	$(2,941)	$(53,283)	$46,204

	For the Fiscal Year Ended April 26, 2015
	Isle of Capri			Consolidating
	Casinos, Inc.		Non-	and	Isle of Capri
	(Parent	Guarantor	Guarantor	Eliminating	Casinos, Inc.
	Obligor)	Subsidiaries	Subsidiaries	Entries	Consolidated
Statement of Operations
Revenues:
Casino	$—	$824,721	$41,456	$—	$866,177
Rooms, food, beverage, pari-mutuel and other	91	132,169	12,942	(8,885)	136,317
Management fee revenue	29,224	—	—	(29,224)	—
Gross revenues	29,315	956,890	54,398	(38,109)	1,002,494
Less promotional allowances	—	(168,919)	(10,737)	—	(179,656)
Net revenues	29,315	787,971	43,661	(38,109)	822,838

Operating expenses:
Casino	—	120,133	6,769	—	126,902
Gaming taxes	—	203,974	15,967	—	219,941
Rooms, food, beverage, pari-mutuel and other	33,520	265,919	18,091	(8,885)	308,645
Valuation charges	—	—	9,000	—	9,000
Management fee expense	—	28,024	1,200	(29,224)	—
Depreciation and amortization	1,990	57,687	5,464	—	65,141
Total operating expenses	35,510	675,737	56,491	(38,109)	729,629

Operating income (loss)	(6,195)	112,234	(12,830)	—	93,209
Interest expense, net	(43,775)	(37,850)	(2,122)	—	(83,747)
Loss on early extinguishment of debt	(13,757)	—	—	—	(13,757)
Equity in income (loss) of subsidiaries	36,267	(3,986)	—	(32,281)	—
Income (loss) from continuing operations
before income taxes	(27,460)	70,398	(14,952)	(32,281)	(4,295)
Income tax (provision) benefit	22,692	(29,418)	6,253	—	(473)
Income (loss) from continuining operations	(4,768)	40,980	(8,699)	(32,281)	(4,768)
Income (loss) of discontinued operations	9,945	8,534	—	(8,534)	9,945
Net income (loss)	$5,177	$49,514	$(8,699)	$(40,815)	$5,177

	For the Fiscal Year Ended April 27, 2014
	Isle of Capri			Consolidating
	Casinos, Inc.		Non-	and	Isle of Capri
	(Parent	Guarantor	Guarantor	Eliminating	Casinos, Inc.
	Obligor)	Subsidiaries	Subsidiaries	Entries	Consolidated
Statement of Operations
Revenues:
Casino	$—	$790,572	$26,704	$—	$817,276
Rooms, food, beverage, pari-mutuel and other	688	130,002	12,237	(9,185)	133,742
Management fee revenue	27,360	—	—	(27,360)	—
Gross revenues	28,048	920,574	38,941	(36,545)	951,018
Less promotional allowances	—	(165,366)	(6,156)	—	(171,522)
Net revenues	28,048	755,208	32,785	(36,545)	779,496

Operating expenses:
Casino	—	117,954	5,748	—	123,702
Gaming taxes	—	195,692	10,668	—	206,360
Rooms, food, beverage, pari-mutuel and other	31,737	264,454	21,263	(9,185)	308,269
Valuation charges	—	101,000	26,353	—	127,353
Litigation accrual reversals	(1,979)	—	(7,351)	—	(9,330)
Management fee expense	—	26,552	808	(27,360)	—
Depreciation and amortization	1,709	58,814	5,443	—	65,966
Total operating expenses	31,467	764,466	62,932	(36,545)	822,320

Operating income (loss)	(3,419)	(9,258)	(30,147)	—	(42,824)
Interest expense, net	(45,829)	(38,782)	3,616	—	(80,995)
Derivative income	398	—	—	—	398
Equity in income (loss) of subsidiaries	(88,404)	19,940	—	68,464	—
Income (loss) from continuing operations
before income taxes	(137,254)	(28,100)	(26,531)	68,464	(123,421)
Income tax (provision) benefit	31,899	(22,018)	8,185	—	18,066
Income (loss) from continuining operations	(105,355)	(50,118)	(18,346)	68,464	(105,355)
Income (loss) of discontinued operations	(22,331)	(50,626)	916	49,710	(22,331)
Net income (loss)	$(127,686)	$(100,744)	$(17,430)	$118,174	$(127,686)

Consolidating condensed statements of cash flows for the fiscal years ended April 24, 2016, April 26, 2015 and April 27, 2014, are as follows:

	For the Fiscal Year Ended April 24, 2016
	Isle of Capri			Consolidating
	Casinos, Inc.		Non-	and	Isle of Capri
	(Parent	Guarantor	Guarantor	Eliminating	Casinos, Inc.
	Obligor)	Subsidiaries	Subsidiaries	Entries	Consolidated
Statement of Cash Flows
Net cash provided by (used in) operating activities	$22,702	$116,648	$(3,438)	$—	$135,912

Investing Activities:
Purchase of property and equipment	(376)	(69,247)	(639)	—	(70,262)
Proceeds from sales of assets	—	11,496	—	—	11,496
Restricted cash and investments	—	—	(425)	—	(425)
Parent company investment in subsidiaries	49,242	—	—	(49,242)	—
Net cash provided by (used in) investing activities	48,866	(57,751)	(1,064)	(49,242)	(59,191)

Financing Activities:
Net repayments on line of credit	(7,500)	—	—	—	(7,500)
Principal repayments on long-term debt	(62,241)	—	(158)	—	(62,399)
Premium payments on long-term debt	(2,409)	—	—	—	(2,409)
Payment of deferred financing costs	(209)	—	—	—	(209)
Proceeds from exercise of stock options	869	—	—	—	869
Net proceeds from (payments to) related parties	—	(54,164)	4,922	49,242	—
Payment of other long-term obligation	—	(9,384)	—	—	(9,384)
Net cash provided by (used in) financing activities	(71,490)	(63,548)	4,764	49,242	(81,032)

Net decrease in cash and cash equivalents	78	(4,651)	262	—	(4,311)
Cash and cash equivalents at beginning of period	5,077	53,033	8,327	—	66,437
Cash and cash equivalents at end of the period	$5,155	$48,382	$8,589	$—	$62,126

	For the Fiscal Year Ended April 26, 2015
	Isle of Capri			Consolidating
	Casinos, Inc.		Non-	and	Isle of Capri
	(Parent	Guarantor	Guarantor	Eliminating	Casinos, Inc.
	Obligor)	Subsidiaries	Subsidiaries	Entries	Consolidated
Statement of Cash Flows
Net cash provided by (used in) operating activities	$(14,187)	$128,904	$10,851	$—	$125,568

Investing Activities:
Purchase of property and equipment	(105)	(41,017)	(564)	—	(41,686)
Proceeds from sales of assets	—	73	—	—	73
Payments towards gaming license	—	—	—	—	—
Restricted cash and investments	—	—	340	—	340
Parent company investment in subsidiaries	100,844	—	—	(100,844)	—
Net cash provided by (used in) investing activities	100,739	(40,944)	(224)	(100,844)	(41,273)

Financing Activities:
Proceeds from long-term debt borrowings	153,000	—	—	—	153,000
Net borrowings on line of credit	10,300	—	—	—	10,300
Principal repayments on long-term debt	(237,899)	—	(162)	—	(238,061)
Premium payments on long-term debt	(10,465)	—	—	—	(10,465)
Payment of deferred financing costs	(2,536)	—	—	—	(2,536)
Proceeds from exercise of stock options	74	—	—	—	74
Net proceeds from (payments to) related parties	—	(88,714)	(12,130)	100,844	—
Net cash provided by (used in) financing activities	(87,526)	(88,714)	(12,292)	100,844	(87,688)

Net decrease in cash and cash equivalents	(974)	(754)	(1,665)	—	(3,393)
Cash and cash equivalents at beginning of period	6,051	53,787	9,992	—	69,830
Cash and cash equivalents at end of the period	$5,077	$53,033	$8,327	$—	$66,437

	For the Fiscal Year Ended April 27, 2014
	Isle of Capri			Consolidating
	Casinos, Inc.		Non-	and	Isle of Capri
	(Parent	Guarantor	Guarantor	Eliminating	Casinos, Inc.
	Obligor)	Subsidiaries	Subsidiaries	Entries	Consolidated
Statement of Cash Flows
Net cash provided by (used in) operating activities	$5,431	$103,025	$(21,707)	$—	$86,749

Investing Activities:
Purchase of property and equipment	(580)	(19,063)	(18,506)	—	(38,149)
Proceeds from sales of assets	—	32	49,849	—	49,881
Payments towards gaming license	—	—	(7,500)	—	(7,500)
Restricted cash and investments	—	—	1,879	—	1,879
Parent company investment in subsidiaries	85,222	—	—	(85,222)	—
Net cash provided by (used in) investing activities	84,642	(19,031)	25,722	(85,222)	6,111

Financing Activities:
Net repayments on line of credit	(90,200)	—	—	—	(90,200)
Principal payments on debt	(63)	—	(563)	—	(626)
Payments of deferred financing costs	(673)	—	—	—	(673)
Net proceeds from (payments to) related parties	—	(84,819)	(403)	85,222	—
Net cash provided by (used in) financing activities	(90,936)	(84,819)	(966)	85,222	(91,499)

Net increase (decrease) in cash and cash equivalents	(863)	(825)	3,049	—	1,361
Cash and cash equivalents at beginning of period	6,914	54,612	6,943	—	68,469
Cash and cash equivalents at end of the period	$6,051	$53,787	$9,992	$—	$69,830

17.  Selected Quarterly Financial Information (unaudited)

Our selected quarterly financial information includes reclassifications for amounts shown in our previously filed reports on Forms 10-Q to reflect the discontinued operations presentation for our Natchez, Mississippi property which was classified as discontinued operations during the quarter ended July 26, 2015. As a result of the announced sales of our Lake Charles, Louisiana and Marquette, Iowa properties during fiscal 2017, this financial information is recast to present the operations of these properties as discontinued operations for all periods presented.

	Fiscal Quarters Ended
	July 26,	October 25,	January 24,	April 24,
	2015	2015	2016	2016
Net revenues	$208,229	$200,453	$196,524	$226,531
Operating income	26,635	23,651	23,118	39,663
Income from continuing operations	5,456	5,834	5,453	21,462
Income (loss) from discontinued operations, net of income taxes	(2,312)	5,616	1,162	3,533
Net income	3,144	11,450	6,615	24,995
Earnings (loss) per common share basic:
Income from continuing operations	$0.13	$0.14	$0.13	$0.53
Income (loss) from discontinued operations, net of income taxes	(0.05)	0.14	0.03	0.08
Net income	$0.08	$0.28	$0.16	$0.61
Earnings (loss) per common share diluted:
Income from continuing operations	$0.13	$0.14	$0.13	$0.52
Income (loss) from discontinued operations, net of income taxes	(0.05)	0.14	0.03	0.08
Net income	$0.08	$0.28	$0.16	$0.60

Weighted average basic shares	40,580,806	40,697,797	40,730,065	40,755,048
Weighted average dilutive shares	41,205,520	41,353,544	41,378,792	41,351,978

	Fiscal Quarters Ended
	July 27,	October 26,	January 25,	April 26,
	2014	2014	2015	2015
Net revenues	$197,873	$196,432	$199,880	$228,653
Operating income	17,257	19,009	25,165	31,780
Income (loss) from continuing operations	(4,708)	(2,783)	3,606	(883)
Income (loss) from discontinued operations, net of income taxes	2,391	1,762	1,817	3,975
Net income (loss)	(2,317)	(1,021)	5,423	3,092
Earnings (loss) per common share basic:
Income (loss) from continuing operations	$(0.12)	$(0.07)	$0.09	$(0.02)
Income (loss) from discontinued operations, net of income taxes	0.06	0.04	0.05	0.10
Net income (loss)	$(0.06)	$(0.03)	$0.14	$0.08
Earnings (loss) per common share diluted:
Income (loss) from continuing operations	$(0.12)	$(0.07)	$0.09	$(0.02)
Income (loss) from discontinued operations, net of income taxes	0.06	0.04	0.04	0.10
Net income (loss)	$(0.06)	$(0.03)	$0.13	$0.08

Weighted average basic shares	39,827,889	39,932,856	40,028,776	40,033,404
Weighted average dilutive shares	39,827,889	39,932,856	40,336,663	40,033,404

A summary of certain revenues and expenses from our continuing operations impacting our quarterly financial results is as follows:

(1)         During the first quarter of fiscal 2016, we incurred a loss on extinguishment of debt of $2,966 related to the redemption of our 7.75% Senior Notes in May 2016.

(2)         During the fourth quarter of fiscal 2016, we incurred $153 of expense related to the preopening of our Bettendorf property and $770 of expense related to an executive’s exit agreement.

(3)         During the first quarter of fiscal 2015, we incurred $1,013 of expense related to opposing the proposed Colorado gaming expansion referendum and $2,259 of severance expense related to restructuring at the corporate office.

(4)         During the second quarter of fiscal 2015, we incurred $3,044 of expense related to opposing the proposed Colorado gaming expansion referendum and recorded a favorable property tax settlement related to our Waterloo property of $1,225.

(5)         During the fourth quarter of fiscal 2015, we recorded impairment charges of $9,000 related to our long-lived assets at Nemacolin and $13,757 of loss on early extinguishment of debt.

18.  Commitments and Contingencies

Operating Leases—The Company leases real estate and various equipment under operating lease agreements. Future minimum payments over the lease term of non-cancelable operating leases with initial terms of one year or more from our continuing operations consisted of the following at April 24, 2016:

Fiscal Years Ending:
2017	7,960
2018	7,595
2019	6,935
2020	4,858
2021	4,417
Therafter	73,017
Total minimum lease payments	$104,782

Rent expense related to continuing operations was $19,833, $20,366 and $21,238 in fiscal years 2016, 2015 and 2014, respectively. Such amounts include contingent rentals of $2,591, $2,681 and $2,559 in fiscal years 2016, 2015 and 2014, respectively. Contingent rent is based upon casino revenues or other metrics as defined in our lease agreements. Certain of our leases are subject to renewals and may contain escalation clauses.

Legal and Regulatory Proceedings— In October 2012, we opened our new casino in Cape Girardeau, Missouri. A subcontractor filed a mechanics’ lien against our property resulting from a dispute between the subcontractor and our general contractor for the construction project. We demanded that the general contractor cause the lien to be bonded against or satisfied; however, the general contractor refused to do so and asserted that a portion of the subcontractor’s claim resulted from additional work directly requested by us. In October 2013, the subcontractor filed suit against our wholly-owned subsidiary IOC-Cape Girardeau, LLC, the general contractor and two other defendants alleging various contract and equitable claims and were seeking damages of approximately $3.8 million. In August 2014, we filed a cross claim against the general contractor alleging breach of contract and various indemnity claims. In January 2016, all parties reached a settlement fully resolving all claims related to this matter and we paid and capitalized additional construction costs of $1.4 million.

We and our wholly-owned subsidiary, Riverboat Corporation of Mississippi - Vicksburg, were defendants in a lawsuit filed in the Circuit Court of Adams County, Mississippi by Silver Land, Inc., alleging breach of contract in connection with our 2006 sale of casino operations in Vicksburg, Mississippi.  The court originally ruled in favor of Silver Land and awarded damages of $1,979, which we accrued.  We appealed the decision and in June 2013 the court of appeals reversed the trial court and ruled in our favor. Silver Land filed a Petition for Writ of Certiorari in November 2013 requesting review by the Mississippi Supreme Court. On February 20, 2014, the Mississippi Supreme Court denied Silver Land’s request, which effectively disposed of the matter in its entirety.  As a result, during fiscal 2014, we reversed a litigation accrual of $2,223, of which $1,979 was recorded as a reduction to operating expenses and $244 was recorded as a reduction to interest expense.

Our wholly owned subsidiary, Lady Luck Gaming Corporation, and several joint venture partners were defendants in the Greek Civil Courts and the Greek Administrative Courts in similar lawsuits brought by the country of Greece. The actions alleged that the defendants failed to make specified payments in connection with the gaming license bid process for Patras, Greece. In the Civil Court lawsuit, the Civil Court of First Instance ruled in our favor and dismissed the lawsuit in 2001. The lawsuits continued through the appeals process and in October 2013, the Supreme Administrative Court rejected both lawsuits in a final and irrevocable decision which disposed of this matter completely. As a result, during fiscal 2014, we reversed a litigation accrual of $14,730, of which $7,351 was recorded as a reduction to operating expenses and $7,379 was recorded as a reduction to interest expense.

We are subject to certain federal, state and local environmental protection, health and safety laws, regulations and ordinances that apply to businesses generally, and are subject to cleanup requirements at certain of our facilities as a result thereof. We have not made, and do not anticipate making material expenditures, nor do we anticipate incurring delays with respect to environmental remediation or protection. However, in part because our present and future development sites have, in some cases, been used as manufacturing facilities or other facilities that generate materials that are required to be remediated under environmental laws and regulations, there can be no guarantee that additional pre-existing conditions will not be discovered and we will not experience material liabilities or delays.

We are subject to various contingencies and litigation matters and have a number of unresolved claims. Although the ultimate liability of these contingencies, this litigation and these claims cannot be determined at this time, we believe they will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

ISLE OF CAPRI CASINOS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Accounts Receivable Reserve
Period	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions from Reserves	Balance at End of Year

Year Ended April 24, 2016	$1,595	$—	$(206)	$1,389

Year Ended April 26, 2015	2,120	79	(604)	1,595

Year Ended April 27, 2014	2,086	388	(354)	2,120

	Other Receivables Reserve
Period	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions from Reserves	Balance at End of Year

Year Ended April 24, 2016	$1,882	$—	$(1,882)	$—

Year Ended April 26, 2015	1,882	—	—	1,882

Year Ended April 27, 2014	1,882	—	—	1,882